EXHIBIT 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
West Coast Bancorp
Lake Oswego, Oregon
We have audited the accompanying consolidated balance sheets of West Coast Bancorp and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of West Coast Bancorp and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Portland, Oregon
March 8, 2013

WEST COAST BANCORP
CONSOLIDATED BALANCE SHEETS

As of December 31 (Dollars and shares in thousands)	2012	2011
ASSETS

Cash and cash equivalents:
Cash and due from banks	$70,119	$59,955
Federal funds sold	4,059	4,758
Interest-bearing deposits in other banks	63,433	27,514
Total cash and cash equivalents	137,611	92,227
Investment securities available for sale, at fair value
(amortized cost: $756,480 and $717,593, respectively)	772,109	729,844
Federal Home Loan Bank stock, held at cost	11,932	12,148
Loans held for sale	—	3,281
Loans	1,494,929	1,501,301
Allowance for loan losses	(29,448)	(35,212)
Loans, net	1,465,481	1,466,089
Premises and equipment, net	21,948	24,374
Other real estate owned, net	16,112	30,823
Bank owned life insurance	27,160	26,228
Other assets	35,827	44,873
Total assets	$2,488,180	$2,429,887

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand	$712,285	$621,962
Savings and interest bearing demand	524,031	495,117
Money market	569,043	625,373
Time deposits	130,641	173,117
Total deposits	1,936,000	1,915,569

Short-term borrowings	50,000	—
Long-term borrowings	77,900	120,000
Junior subordinated debentures	51,000	51,000
Reserve for unfunded commitments	869	771
Other liabilities	33,191	28,068
Total liabilities	2,148,960	2,115,408

Commitments and contingent liabilities (Notes 11 and 18)

Stockholders' equity:
Preferred stock: no par value, 10,000 shares authorized;
Series B issued and outstanding: 121 at December 31, 2012 and December 31, 2011	21,124	21,124
Common stock: no par value, 50,000 shares authorized;
issued and outstanding: 19,293 at December 31, 2012 and 19,298 at December 31, 2011	232,202	230,966
Retained earnings	76,406	54,952
Accumulated other comprehensive income	9,488	7,437
Total stockholders' equity	339,220	314,479
Total liabilities and stockholders' equity	$2,488,180	$2,429,887
See notes to consolidated financial statements.

WEST COAST BANCORP
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31 (Dollars and shares in thousands, except per share amounts)	2012	2011	2010
INTEREST INCOME:
Interest and fees on loans	$75,139	$80,237	$88,409
Interest on taxable investment securities	13,949	16,177	14,493
Interest on nontaxable investment securities	2,112	2,074	2,175
Interest on deposits in other banks	122	184	493
Interest on federal funds sold	2	3	6
Total interest income	91,324	98,675	105,576

INTEREST EXPENSE:
Savings, interest bearing demand deposits and money market	739	2,074	4,664
Time deposits	1,000	2,899	7,466
Short-term borrowings	115	1,004	494
Long-term borrowings	1,236	3,626	6,176
Borrowings prepayment charge	—	7,140	2,326
Junior subordinated debentures	1,206	1,178	1,143
Total interest expense	4,296	17,921	22,269
Net interest income	87,028	80,754	83,307
Provision (benefit) for credit losses	(983)	8,133	18,652
Net interest income after provision (benefit) for credit losses	88,011	72,621	64,655

NONINTEREST INCOME:
Service charges on deposit accounts	11,816	13,353	15,690
Payment systems related revenue	12,246	12,381	11,393
Trust and investment services revenue	4,700	4,503	4,267
Gains on sales of loans	2,295	1,335	1,197
Other real estate owned valuation adjustments and (loss) gain on sales	(2,813)	(3,236)	(4,415)
Gain on securities, net:
Gains on sales of securities, net	375	713	1,562
Other-than-temporary impairment losses on securities	(1,726)	(1,636)	—
Portion of other-than-temporary, non-credit related losses
recognized in other comprehensive income	1,677	1,457	—
Total gains on securities, net	326	534	1,562
Other noninterest income	3,257	2,949	3,003
Total noninterest income	31,827	31,819	32,697

NONINTEREST EXPENSE:
Salaries and employee benefits	45,743	48,587	45,854
Equipment	6,193	6,113	6,247
Occupancy	8,179	8,674	8,894
Payment systems related expense	4,401	5,141	4,727
Professional fees	3,416	4,118	3,991
Postage, printing and office supplies	2,910	3,265	3,148
Marketing	1,585	3,003	3,086
Communications	1,604	1,549	1,525
Merger-related expense	1,772	—	—
Other noninterest expense	8,282	10,425	12,865
Total noninterest expense	84,085	90,875	90,337
INCOME BEFORE INCOME TAXES	35,753	13,565	7,015
PROVISION (BENEFIT) FOR INCOME TAXES	12,247	(20,212)	3,790
NET INCOME	$23,506	$33,777	$3,225

Basic earnings per share	$1.15	$1.65	$0.16
Diluted earnings per share	$1.08	$1.58	$0.16
Weighted average common shares	19,086	19,007	17,460
Weighted average diluted shares	20,286	19,940	18,059
See notes to consolidated financial statements.

WEST COAST BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31 (Dollars in thousands)	2012		2011		2010
Net income		$23,506		$33,777		$3,225
Other comprehensive income, net of tax:
Unrealized holding gains arising during the year	3,704		11,920		4,766
Tax provision	(1,454)		(4,695)		(1,888)
Unrealized holding gains arising during the year, net of tax	2,250		7,225		2,878

Less: Reclassification adjustment for net
other-than-temporary impairment losses on securities	49		179		—
Tax benefit	(19)		(70)		—
Net impairment losses on securities, net of tax	30		109		—

Less: Reclassification adjustment for net
gains on sales of securities	(375)		(713)		(1,562)
Tax provision	146		277		609
Net realized gains, net of tax	(229)		(436)		(953)
Other comprehensive income, net of tax		2,051		6,898		1,925
Total comprehensive income		$25,557		$40,675		$5,150

See notes to consolidated financial statements.

WEST COAST BANCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,506	$33,777	$3,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	8,762	8,994	8,778
Amortization of tax credits	652	848	1,085
Deferred income tax provision (benefit)	6,410	(21,661)	(2,540)
Amortization of intangibles	—	358	279
Provision (benefit) for credit losses	(983)	8,133	18,652
Decrease in accrued interest receivable	824	158	892
Decrease (increase) in other assets	(179)	1,801	29,993
Net other-than-temporary impairment losses on securities	49	179	—
Gains on sales of securities, net	(375)	(713)	(1,562)
Net loss on disposal of premises and equipment	128	1,219	61
Net other real estate owned valuation adjustments and loss (gain) on sales	2,813	3,236	4,415
Gains on sale of loans	(1,457)	(1,335)	(1,197)
Origination of loans held for sale	(9,510)	(40,815)	(34,927)
Proceeds from sales of loans held for sale	14,248	41,971	34,198
Increase (decrease) in interest payable	(43)	(2,164)	504
Increase (decrease) in other liabilities	1,350	(1,024)	1,294
Increase in cash surrender value of bank owned life insurance	(932)	(915)	(896)
Stock based compensation expense	1,545	1,899	2,089
Excess tax benefit associated with stock plans	(124)	(66)	—
Net cash provided by operating activities	46,684	33,880	64,343

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of available for sale securities	226,932	298,490	288,050
Proceeds from sales of available for sale securities	32,859	45,283	77,551
Purchase of available for sale securities	(304,028)	(421,154)	(449,665)
Proceeds from redemption of Federal Home Loan Bank stock	216	—	—
Loans made to customers less than principal collected on loans	5,146	692	138,459
Purchase of loans	(8,255)	—	—
Proceeds from the sale of other real estate owned	16,758	27,062	38,106
Capital expenditures on other real estate owned	(160)	(528)	(3,234)
Capital expenditures on premises and equipment	(876)	(2,216)	(2,265)
Net cash provided (used) by investing activities	(31,408)	(52,371)	87,002

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand, savings and interest
bearing transaction accounts	65,883	84,050	42,752
Net decrease in time deposits	(42,476)	(102,294)	(249,114)
Proceeds from issuance of short-term borrowings	97,000	168,918	—
Repayment of short-term borrowings	(97,000)	(208,118)	(17,600)
Proceeds from issuance of long-term borrowings	7,900	120,000	4,400
Repayment of long-term borrowings	—	(129,399)	(81,500)
Proceeds from secured borrowings	—	—	7,991
Proceeds from issuance of common stock-Rights Offering	—	—	10,000
Costs of issuance of common stock-Rights Offering	—	—	(650)
Proceeds from issuance of common stock-Discretionary Program	—	—	7,856
Costs of issuance of common stock-Discretionary Program	—	—	(817)
Activity in deferred compensation plan	53	(27)	262
Proceeds from issuance of common stock-stock options	151	80	4
Fractional share payment	—	(18)	—
Redemption of stock pursuant to stock plans	(501)	(531)	(35)
Excess tax benefits associated with stock plans	124	66	—
Cash dividends paid	(1,026)	—	—
Net cash provided (used) by financing activities	30,108	(67,273)	(276,451)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	45,384	(85,764)	(125,106)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	92,227	177,991	303,097
CASH AND CASH EQUIVALENTS AT END OF YEAR	$137,611	$92,227	$177,991

See notes to consolidated financial statements.

WEST COAST BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

					Accumulated Other
(Shares and dollars in thousands)	Preferred	Common Stock		Retained	Comprehensive
	Stock	Shares	Amount	Earnings	Income (Loss)	Total
BALANCE, January 1, 2010	139,248	3,128	$93,246	$17,950	$(1,386)	$249,058

Net income	—	—	—	3,225	—	$3,225
Other comprehensive income, net of tax:	—	—	—	—	1,925	1,925
Redemption of stock pursuant to stock plans	—	(12)	(35)	—	—	(35)
Conversion of Series A preferred stock	(118,124)	14,288	118,124	—	—	—
Issuance of common stock-Rights Offering,
net of costs		1,000	9,350	—	—	9,350
Issuance of common stock-Discretionary Program,
net of costs		561	7,039	—	—	7,039
Activity in deferred compensation plan	—	(3)	262	—	—	262
Issuance of common stock-stock options	—	1	4	—	—	4
Issuance of common stock-restricted stock	—	323	—	—	—	—
Stock based compensation expense	—	—	2,089	—	—	2,089
Tax adjustment associated with stock plans	—	—	(357)	—	—	(357)
BALANCE, December 31, 2010	21,124	19,286	$229,722	$21,175	$539	$272,560
Net income	—	—	—	33,777	—	$33,777
Other comprehensive income, net of tax	—	—	—	—	6,898	6,898
Redemption of stock pursuant to stock plans	—	(55)	(531)	—	—	(531)
Activity in deferred compensation plan	—	(3)	(27)	—	—	(27)
Issuance of common stock-stock options	—	7	80	—	—	80
Issuance of common stock-restricted stock	—	64	—	—	—	—
Stock based compensation expense	—	—	1,899	—	—	1,899
Tax adjustment associated with stock plans	—	—	(159)	—	—	(159)
Fractional share payment	—	(1)	(18)	—	—	(18)
BALANCE, December 31, 2011	21,124	19,298	$230,966	$54,952	$7,437	$314,479
Net income	—	—	—	23,506	—	$23,506
Other comprehensive income, net of tax	—	—	—	—	2,051	2,051
Cash dividends, $.10 per common share	—	—	—	(2,052)	—	(2,052)
Redemption of stock pursuant to stock plans	—	(47)	(501)	—	—	(501)
Activity in deferred compensation plan	—	(1)	53	—	—	53
Issuance of common stock-stock options	—	13	151	—	—	151
Issuance of common stock-restricted stock	—	30	—	—	—	—
Stock based compensation expense	—	—	1,545	—	—	1,545
Tax adjustment associated with stock plans	—	—	(12)	—	—	(12)

BALANCE, December 31, 2012	21,124	19,293	$232,202	$76,406	$9,488	$339,220

See notes to consolidated financial statements.

WEST COAST BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations. West Coast Bancorp (“Bancorp” or “the Company”) provides a full range of financial services including lending and depository services through West Coast Bank and its 58 branch banking offices in Oregon and Washington. West Coast Trust Company, Inc. (“West Coast Trust”) provides fiduciary, agency, trust and related services, and life insurance products.
     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Bancorp, and its wholly-owned subsidiaries, West Coast Bank (the “Bank”), West Coast Trust and Totten, Inc., after elimination of material intercompany transactions and balances. West Coast Statutory Trusts III, IV, V, VI, VII and VIII are considered related parties to Bancorp and their financial results are not consolidated in Bancorp’s financial statements. Junior subordinated debentures issued by the Company to West Coast Statutory Trusts are included on the Company’s consolidated balance sheets as junior subordinated debentures.
     Basis of Financial Statement Presentation and the Use of Estimates in the Financial Statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with prevailing practices within the banking and securities industries. Management is required to make certain estimates and assumptions when preparing the financial statements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the amounts of income and expense for the reporting period. Actual results could differ significantly from management’s estimates. Certain material estimates subject to significant change relate to the determination of the allowance for credit losses, the provision or benefit for income taxes, and the fair value of investments and other real estate owned. Immaterial reclassifications related to prior year amounts of Trading Securities in the Balance Sheet have been made to conform to current presentation and Statement of Cash Flows.
     Subsequent Events. The Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.
     Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, interest bearing deposits in other banks, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one-day periods.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Supplemental Cash Flow Information. The following table presents supplemental cash flow information for the years ended December 31, 2012, 2011, and 2010.

(Dollars in thousands)	December 31,
	2012	2011	2010
Supplemental cash flow information:
Cash (received) paid in the year for:
Interest	$4,339	$20,085	$21,765
Income taxes, net	6,470	6,550	(27,742)
Noncash investing and financing activities:
Change in unrealized gain on available
for sale securities, net of tax	$2,051	$6,898	$1,925
Dividends declared and accrued in other liabilities	1,026	—	—
Sale of SBA loans - transfer to other assets	—	—	7,991
Settlement of secured borrowings	—	(3,085)	(4,906)
Transfer of long term debt to short term debt	50,000	39,200	5,000
OREO and premises and equipment expenditures
accrued in other liabilities	29	111	74
Transfer of loans to OREO	4,700	21,139	25,199

     Investment Securities Available for Sale. Investment securities classified as available for sale are not trading securities but may be sold before maturity in response to changes in the Company’s interest rate risk profile, funding needs or demand for collateralized deposits by public entities. Available for sale securities are carried at fair value with unrealized gains and losses, net of any tax effect, reported within accumulated other comprehensive income in stockholders’ equity. Premiums and discounts are amortized or accreted over the estimated life of the investment security as an adjustment to the yield. For purposes of computing realized gains and losses, the cost of securities sold is determined using the specific identification method. The Company analyzes investment securities for other-than-temporary impairment (“OTTI”) on a quarterly basis. For equity securities where declines in fair value are deemed other-than-temporary and the Company does not have the ability and intent to hold the securities until recovery, OTTI is recognized in noninterest income. The Company considers whether a debt security will be sold or if it is likely to be required to be sold prior to the recovery of any unrealized loss. Intent to sell or a requirement to sell debt securities prior to recovery would result in recognizing the entire impairment as OTTI in noninterest income. If the Company does not intend to sell impaired debt securities, will not be required to sell them prior to recovery, and the Company does not expect to recover its entire amortized cost basis of the securities, the portion of impairment loss specifically related to credit losses is recognized in noninterest income. The portion of impairment loss related to all other factors is recognized as a separate category in other comprehensive income.
     Valuation of Investment Securities Available for Sale. Investment securities are valued utilizing a number of methods including quoted prices in active markets, quoted prices for similar assets, quoted prices for securities in inactive markets and inputs derived principally from or corroborated by observable market data by correlation or other means. In addition, certain investment securities are valued based on the Company’s own assumptions using the best information available using a discounted cash flow model.
     Federal Home Loan Bank Stock. Federal Home Loan Bank of Seattle (the “FHLB”) stock is carried at cost which equals its par value because the shares can only be redeemed with the FHLB at par and it lacks a market. The Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages and FHLB advances. Stock redemptions are at the discretion of the FHLB or of the Company, upon prior notice to the FHLB of five years for FHLB B stock or six months for FHLB A stock. The Bank considers FHLB stock a restricted security. The Company periodically analyzes FHLB stock for OTTI. The evaluation of OTTI on FHLB stock is based on an assessment of the ultimate recoverability of cost rather than recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (a) the significance of any decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (c) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB, and (d) the liquidity position of the FHLB. The Company analyzed FHLB stock for OTTI and concluded that no impairment exists at December 31, 2012.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Loans Held for Sale. At December 31, 2011, loans held for sale includes mortgage loans that are carried at the lower of cost or market value. During the year ending December 31, 2012, the Company discontinued funding mortgage loans that were sold on the secondary market. The Company changed its business model to act as a direct broker between clients and third party purchasers of mortgage loans. Fees for these services are recognized in income when realized. The Company originates loans to customers under Small Business Administration (“SBA”) programs that generally provide for SBA guarantees of 50% to 85% of each loan. We periodically sell the guaranteed portion of certain SBA loans to investors and retain the unguaranteed portion and servicing rights in our loan portfolio. SBA loans are recorded and held within the loan portfolio until designated to be sold. Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. We allocate the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a straight-line method over the anticipated lives of the pool of SBA loans. We record a gain on sale of SBA loans at the date of transfer of the loan.
     Loans. Loans are reported at the amount of unpaid principal balance outstanding net of unearned income and deferred fees and costs. Loan and commitment fees and certain direct loan origination costs are deferred and recognized over the life of the loan and/or commitment period as yield adjustments. Interest income on loans is accrued daily on the unpaid principal balance outstanding as earned.
     Nonaccrual Loans. Loans (including impaired loans) are placed on nonaccrual status when the collection of interest or principal has become 90 days past due or is otherwise considered doubtful. When a loan is placed on nonaccrual status, the Company stops accruing interest and unpaid accrued interest is reversed. In addition, the Company stops amortizing deferred fees and costs. For certain real estate construction loans accrued unpaid interest as well as qualifying capitalized interest is reversed. When management determines that the ultimate collectability of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance on a cash-basis method until the loans qualify for return to interest accruing status. Loans are returned to interest accruing status when management expects collection of contractual loan payments and the borrower has demonstrated six months of compliance with the contractual terms of the loan.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Impaired Loans. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral less selling costs if the loan is collateral dependent. For loans that are collateral dependent the Company charges off the amount of impairment at the time of impairment, rather than placing the impaired loan amount in a specific reserve allowance. Known impairments on non-real estate secured loans are charged off immediately rather than recording a specific reserve allowance in the allowance for loan losses.
     Troubled Debt Restructurings. A loan is accounted for as a troubled debt restructuring if the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. A troubled debt restructuring typically involves a modification of terms such as a reduction of the stated interest rate or face amount of the loan, a reduction of accrued interest, or an extension of the maturity date(s) at a stated interest rate lower than the current market rate for a new loan with similar risk. Troubled debt restructurings are considered impaired loans and as such are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair market value of the collateral less selling costs if the loan is collateral dependent. Performing troubled debt restructurings not on nonaccrual status are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate based on a current documented evaluation supporting management’s expectation of performance.
     Allowance for Credit Losses. The allowance for credit losses is comprised of two components, the allowance for loan losses and the reserve for unfunded commitments. The allowance for loan losses is an estimation of losses incurred for outstanding loan balances, while the reserve for unfunded commitments is based upon an estimation of incurred loss for the portion of total loan commitments not yet funded for the period reported.
     The allowance for credit losses is based on management’s estimates. Management determines the adequacy of the allowance for credit losses based on evaluations of the loan portfolio, recent loss experience and other factors, including economic conditions. The Company determines the amount of the allowance for credit losses required for certain sectors based on relative risk characteristics of the loan portfolio. Actual losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become known. The allowance for credit losses is increased by provisions for credit losses in earnings. Loan charge-offs reduce the allowance while recoveries are credited to the allowance.
     Commitments to Extend Credit. Unfunded loan commitments are generally related to providing credit facilities to customers of the bank and are not actively traded financial instruments. These unfunded commitments are disclosed as commitments to extend credit in Note 18 “Financial Instruments with Off Balance Sheet Risk” in the notes to consolidated financial statements.
     Reserve for Unfunded Commitments. As a component of allowance for credit losses, a reserve for unfunded commitments is maintained at a level that, in the opinion of management, is adequate to absorb losses associated with the Bank’s commitment to lend funds under existing agreements such as letters or lines of credit or construction loans. Management determines the adequacy of the reserve for unfunded commitments based upon reviews of individual credit facilities, current economic conditions, the risk characteristics of the various categories of commitments as well as pooled commitments with similar risk characteristics and other relevant factors. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are evaluated on a regular basis and, as adjustments become necessary, they are reported in the provision for credit losses in the income statement in the periods in which they become known.
     Other Real Estate Owned (“OREO”). OREO is real property of which the Bank has taken possession or that has been deeded to the Bank through a deed-in-lieu of foreclosure, non-judicial foreclosure, judicial foreclosure or similar process in partial or full satisfaction of a loan or loans. In addition, the Bank owns a closed branch building that is considered OREO. OREO is initially recorded at the lower of the carrying amount of the loan or fair value of the property less estimated costs to sell. This amount becomes the property’s new basis. Management considers third party appraisals as well as independent fair market value assessments from realtors or persons involved in selling OREO in determining the fair value of particular properties. Accordingly, the valuation of OREO is subject to significant external and internal judgment. Management also reviews OREO at least annually to determine whether the property continues to be carried at the lower of its recorded book value or fair value, net of estimated costs to sell. Any further OREO valuation adjustments or subsequent gains or losses on the final disposition of OREO are charged to other real estate owned valuation adjustments and (loss) gain on sales. Expenses from the maintenance and operations of OREO are included in other noninterest expense in the statements of income.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Land is carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. In general, furniture and equipment is amortized over a useful life of 3 to 10 years, software and computer related equipment is amortized over 3 to 5 years and buildings are amortized over periods up to 40 years. Leasehold improvements are amortized over the life of the related lease, or the life of the related assets, whichever is shorter. Expenditures for major renovations and betterments of the Company’s premises and equipment are capitalized. Improvements are capitalized and depreciated over their estimated useful lives. Minor repairs, maintenance and improvements are charged to operations as incurred. When property is replaced or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from their respective accounts. Related gain or loss, if any, is recorded in current operations.
     Income Taxes. Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in Bancorp’s income tax returns. The deferred tax provision (benefit) for the year is equal to the net change in the net deferred tax asset from the beginning to the end of the year, less amounts applicable to the change in value related to investment securities available for sale. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records net deferred tax assets to the extent these assets will more likely than not be realized. In making such determination, the Company assesses the available positive and negative evidence including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial results. A deferred tax asset valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not, that all or some portion of the potential deferred tax asset will not be realized. The Company’s accounting policy is to exclude deferred tax assets related to unrealized losses on its available for sale debt securities as these losses are expected to reverse and realization of the related deferred tax asset is not dependent on future taxable income. The Company determined that no deferred tax asset valuation allowance was required at December 31, 2012. It is the Company’s accounting policy to include interest expense and penalties related to income taxes as a component of provision (benefit) for income taxes. See Note 15 “Income Taxes” of the notes to consolidated financial statements for more detail.
     Operating Segments. Public enterprises are required to report certain information about their operating segments in the financial statements. The basis for determining the Company’s operating segments is the way in which management operates the businesses. Bancorp has identified two reportable segments, “banking” and “other” which include West Coast Trust. See Note 20 “Segment and Related Information” of the notes to consolidated financial statements for more detail.
     Trust Company Assets. Assets (other than cash deposits) held by West Coast Trust in fiduciary or agency capacities for its trust customers are not included in the accompanying consolidated balance sheets, because such items are not assets of West Coast Trust.
     Borrowings. Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other short-term borrowed funds mature within one year from the date of these financial statements. Long-term borrowed funds extend beyond one year and are reclassed to short-term borrowings when the long term borrowed funds mature within one year and there is no intent to refinance.
     Earnings Per Share. Earnings per share is calculated under the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is an instrument that may participate in undistributed earnings with common stock. The Company has issued restricted stock that qualifies as a participating security. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if certain shares issuable upon exercise of options, warrants, conversion of preferred stock, and unvested restricted stock were included unless those additional shares would have been anti-dilutive. For the diluted earnings per share computation, the treasury stock method is applied and compared to the two-class method and whichever method results in a more dilutive impact was utilized to calculate diluted earnings per share.
     Service Charges on Deposit Accounts. Service charges on deposit accounts primarily represent monthly fees based on minimum balances or transaction-based fees. These fees are recognized as earned or as transactions occur and services are provided.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Payment Systems Revenue. Payment systems revenue includes interchange income from credit and debit cards, annual fees, and other transaction and account management fees. Interchange income is a fee paid by a merchant bank to the card-issuing bank through the interchange network. Interchange fees are set by the credit card associations and are based on cardholder purchase volumes. The Company records interchange income as transactions occur. Transaction and account management fees are recognized as transactions occur or services are provided, except for annual fees, which are recognized over the applicable period. Volume-related payments to partners and credit card associations and expenses for rewards programs are also recorded within payment systems revenue. Payments to partners and expenses related to rewards programs are recorded when earned by the partner or customer. Merchant processing services revenue consists principally of transaction and account management fees charged to merchants for the electronic processing of transactions, net of interchange fees paid to the credit card issuing bank, card association assessments, and revenue sharing amounts, and are all recognized at the time the merchant’s transactions are processed or other services are performed. The Company may enter into revenue sharing agreements with referral partners or in connection with purchases of merchant contracts from sellers. The revenue sharing amounts are determined primarily on sales volume processed or revenue generated for a particular group of merchants. Merchant processing revenue also includes revenues related to point-of-sale equipment recorded as sales when the equipment is shipped or as earned for equipment rentals.
     Trust and Investment Services Revenue. Trust and investment management fees are recognized over the period in which services are performed and are based on a percentage of the fair value of the assets under management or administration, fixed based on account type, or transaction-based fees.
     New Accounting Pronouncements. In April 2011, the Financial Accounting Standards Board (“FASB”) issued guidance within the Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. This ASU amends existing guidance regarding the highest and best use and valuation assumption by clarifying these concepts are only applicable to measuring the fair value of nonfinancial assets. The ASU also clarifies that the fair value measurement of financial assets and financial liabilities which have offsetting market risks or counterparty credit risks that are managed on a portfolio basis, when several criteria are met, can be measured at the net risk position. Additional disclosures about Level 3 fair value measurements are required including a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, a description of the valuation process in place, and discussion of the sensitivity of fair value changes in unobservable inputs and interrelationships about those inputs as well disclosure of the level of the fair value of items that are not measured at fair value in the financial statements but disclosure of fair value is required. ASU 2011-04 was effective for the Company’s reporting period beginning after December 15, 2011, and has been applied prospectively.
     In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to present either on the face of the statement where net income is presented, or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2012. The Company is currently in the process of evaluating the ASU but does not expect it will have a material impact on the Company’s consolidated financial statements.

2. INVESTMENT SECURITIES
The following table presents the available for sale investment securities as of December 31, 2012, and 2011:

(Dollars in thousands)
December 31, 2012	Amortized	Unrealized	Unrealized
	Cost	Gross Gains	Gross Losses	Fair Value
U.S. Treasury securities	$200	$—	$—	$200
U.S. Government agency securities	238,775	4,422	—	243,197
Corporate securities	14,303	—	(5,165)	9,138
Mortgage-backed securities	414,162	11,150	(199)	425,113
Obligations of state and political subdivisions	77,827	4,905	(53)	82,679
Equity investments and other securities	11,213	601	(32)	11,782
Total	$756,480	$21,078	$(5,449)	$772,109

(Dollars in thousands)
December 31, 2011	Amortized	Unrealized	Unrealized
	Cost	Gross Gains	Gross Losses	Fair Value
U.S. Treasury securities	$200	$3	$—	$203
U.S. Government agency securities	216,211	3,453	(33)	219,631
Corporate securities	14,351	—	(5,844)	8,507
Mortgage-backed securities	419,510	9,351	(136)	428,725
Obligations of state and political subdivisions	56,003	4,736	(7)	60,732
Equity investments and other securities	11,318	749	(21)	12,046
Total	$717,593	$18,292	$(6,041)	$729,844

At December 31, 2012, the estimated fair value of the investment portfolio was $772.1 million, an increase of $42.3 million or 5.8% from $729.8 million at year end 2011. The estimated net unrealized gain on the investment portfolio at December 31, 2012, was $15.6 million, or 2.0% of the total portfolio, compared to $12.3 million and 1.7% respectively, at year end 2011. During 2012, the net unrealized gain on mortgage-backed securities increased $1.7 million to $11.0 million at year end while the net unrealized gain on U.S. Government agency securities increased $1.0 million to $4.4 million. The net unrealized gains in the obligations of state and political subdivisions category remained relatively unchanged from year end 2011. The unrealized loss on the corporate securities portfolio declined $.7 million during 2012.
     At December 31, 2012, the corporate securities portfolio included four pooled trust preferred securities with amortized cost of $13.8 million and an estimated fair market value of $8.6 million resulting in an estimated $5.2 million unrealized loss. This unrealized loss was associated with the decline in market value since purchase of our investments in pooled trust preferred securities issued by banks and insurance companies. Continued wide credit and liquidity spreads contributed to the unrealized loss associated with these securities. These pooled trust preferred securities are rated C or better by the rating agencies that cover these securities and they have several features that reduce credit risk, including seniority over certain tranches in the same pool and the benefit of certain collateral coverage tests.
     Gross realized gains on the sale of investment securities included in earnings in 2012, 2011, and 2010 were $375,000, $1,022,000, and $1,562,000, respectively. Gross realized losses were $309,000 in 2011 and there were no such losses in 2012 and 2010.
     Dividends on equity investments for the years 2012, 2011, and 2010 were $90,000, $100,000, and $105,000, respectively.

2. INVESTMENT SECURITIES
During 2012, in terms of amortized cost, we increased our investment securities balance by $38.9 million principally due to our efforts to maintain relatively low cash balances given the low market interest rates. The purchases over the past year were primarily of U.S. Government agency securities portfolio with 3 to 5 year maturities and municipal securities. The fair value of our U.S. Government agency securities increased by $23.6 million in 2012 as part of our effort to maintain liquidity and portfolio diversification as well as to provide collateral for public funds and borrowing sources such as the FHLB.
     Our mortgage-backed securities portfolio had a fair value of $425.1 million, a decrease of $3.6 million from $428.7 million a year ago. This segment of our portfolio primarily consists of U.S. Government agency ten and fifteen year fully amortizing mortgage-backed securities with limited extension risk. This portfolio consisted of U.S. Agency backed mortgages with an amortized cost of $361.7 million and U.S. Government backed mortgage securities with an amortized cost of $52.5 million. Floating or adjustable rate securities represented $9.0 million of this portfolio while the remainder consisted of fixed rate securities. Ten and fifteen year pass-through mortgages with a projected average life of 3.7 years represented the majority of fixed rate securities within this portfolio. Mortgage backed securities are subject to prepayment risk. Rising prepayments reduces the projected average life and accelerates the amortization of premiums and therefore reduces the income from this portfolio. At December 31, 2012, the bank owned no privately issued mortgage backed securities.
     Our portfolio of securities representing obligations of state and political subdivisions had a fair value of $82.7 million, with an amortized cost of $77.8 million, indicating a net unrealized gain of $4.9 million. At December 31, 2012, our equity and other investment securities had a fair value of $11.8 million and consisted of three investments in mutual fund shares and three investments in government backed Housing and Urban Development (“HUD”) Bonds. In addition to interest income, these investments provide the Bank with Community Reinvestment Act (“CRA”) benefits. The following tables provide the fair value and gross unrealized losses on securities available for sale, aggregated by category and length of time the individual securities have been in a continuous unrealized loss position:

(Dollars in thousands)	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
December 31, 2012	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government agency securities	$499	$—	$—	$—	499	—
Corporate securities	—	—	8,638	(5,165)	8,638	(5,165)
Mortgage-backed securities	29,691	(122)	8,404	(77)	38,095	(199)
Obligations of state and political subdivisions	5,013	(53)	—	—	5,013	(53)
Equity and other securities	793	(6)	1,175	(26)	1,968	(32)
Total	$35,996	$(181)	$18,217	$(5,268)	$54,213	$(5,449)

(Dollars in thousands)	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
As of December 31, 2011	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government agency securities	$14,627	$(33)	$—	$—	14,627	(33)
Corporate securities	—	—	8,007	(5,844)	8,007	(5,844)
Mortgage-backed securities	26,416	(130)	9,538	(6)	35,954	(136)
Obligations of state and political subdivisions	234	(7)	—	—	234	(7)
Equity and other securities	598	(2)	1,182	(19)	1,780	(21)
Total	$41,875	$(172)	$18,727	$(5,869)	$60,602	$(6,041)
     There were six investment securities with a 12 month or greater continuous unrealized loss in the investment portfolio at December 31, 2012, with an amortized cost of $23.5 million and a total unrealized loss of $5.3 million. In comparison, at December 31, 2011, there were six investment securities with a 12 month or greater continuous unrealized loss in the investment portfolio, with a total unrealized loss of $5.9 million. The unrealized loss on these investment securities was primarily due to continued increased credit and liquidity spreads and an extension of expected cash flow causing a decline in the fair market value of our pooled trust preferred securities (corporate security category). The value of most of our securities fluctuates as market interest rates change.
     There were a total of 13 securities in Bancorp’s investment portfolio at December 31, 2012, that have been in a continuous unrealized loss position for less than 12 months, with an amortized cost of $36.2 million and a total unrealized loss of $.2 million. At December 31, 2011, there were a total of eight securities in Bancorp’s investment portfolio that have been in a continuous unrealized loss position for less than 12 months, with an amortized cost of $42.0 million and a total unrealized loss of $.2 million. The fair value of these securities fluctuates as market interest rates change.

2. INVESTMENT SECURITIES
Management reviews and evaluates the Company’s debt securities on an ongoing basis for the presence of other-than-temporary impairment (“OTTI”). Our analysis takes into consideration current market conditions, length and severity of impairment, extent and nature of the change in fair value, issuer ratings, and whether or not the Company intends to, or may be required to, sell debt securities before recovering any unrealized losses.
     In the second quarter of 2011, the Company recorded a credit related OTTI charge of $.2 million pretax related to a pooled trust preferred security in our investment portfolio which also was placed on nonaccrual status at the same time. An additional credit related OTTI charge of $49,000 pretax relating to this same security was deemed necessary in the first quarter of 2012. We do not intend to sell this security, and it is not likely that we will be required to sell this security, but we do not expect to recover the entire amortized cost basis of the security. The amount of OTTI related to credit losses recognized in earnings represents the amortized cost of the security that we do not expect to recover and is based on the estimated cash flow expected from the security, discounted by the estimated future coupon rates of the security. We estimate cash flows based on the performance of the underlying collateral for the security and the overall structure of the security. Factors considered in the performance of underlying collateral include current default and deferral rates, estimated future default, deferral and recovery rates, and prepayment rates. Factors considered in the overall structure of the security include the impact of the underlying collateral cash flow on debt coverage tests and subordination levels. The remaining impairment on this security that is related to all other factors is recognized in other comprehensive income. Given regulatory guidelines on expectation of full payment of interest and principal as well as extended principal in kind payments, this pooled trust preferred security was placed on nonaccrual status. In addition, in October 2011 the Company placed another pooled trust preferred security with principal in kind payments on nonaccrual status. While this security had an impairment loss of $1.5 million at December 31, 2012, based on our projections of future interest and principal payments, this security had no credit related OTTI as of December 31, 2012. At year end 2012, these securities were rated C or better by the rating agencies that cover these securities. They have several features that reduce credit risk, including seniority over certain tranches in the same pool and the benefit of certain collateral coverage tests.
     The following table presents a summary of the significant inputs utilized to measure the other-than-temporary impairment related to credit losses associated with the above pooled trust preferred security at December 31, 2012, and 2011:

(Dollars in thousands)
	December 31, 2012	December 31, 2011
Default Rate	0.75%	0.75%
Recovery Rate	15.00%	15.00%
Prepayments	1.00%	1.00%
Discount rate (coupon) range	3.11%-4.36	3.43%-4.77

     The following table presents information about the securities with OTTI losses for the years ended December 31, 2012, 2011, and 2010:

(Dollars in thousands)
	Year to date December 31,
	2012	2011	2010
Other-than-temporary impairment losses on securities	$(1,726)	$(1,636)	$—
Portion of other-than temporary, non-credit related losses
recognized in other comprehensive income	1,677	1,457	—
Net other-than-temporary impairment losses on securities	$(49)	$(179)	$—

2. INVESTMENT SECURITIES
     The following table presents a tabular roll forward of the amount of credit related OTTI recognized in earnings for years ended December 31, 2012, and 2011:

(Dollars in thousands)
	Year ended December 31,
	2012	2011
Balance of net other-than-temporary impairment losses on securities, beginning of period	$(179)	$—
Net other-than-temporary impairment losses on securities in the period	(49)	(179)
Balance of net other-than-temporary impairment losses on securities, end of period	$(228)	$(179)

     At December 31, 2012, and 2011, the Company had $287.1 million and $291.0 million, respectively, in investment securities being provided as collateral to the FHLB, the Federal Reserve Bank of San Francisco (the “Federal Reserve”), the State of Oregon and the State of Washington, and others for our borrowings and certain public fund deposits. At December 31, 2012, and December 31, 2011, Bancorp had no reverse repurchase agreements.
     The follow table presents the maturities of the investment portfolio at December 31, 2012:

(Dollars in thousands)	Available for sale
	Amortized cost	Fair value
U.S. Treasury securities
One year or less	$—	$—
After one year through five years	200	200
After five through ten years	—	—
Due after ten years	—	—
Total	200	200
U.S. Government agency securities:
One year or less	100	102
After one year through five years	176,545	180,243
After five through ten years	62,130	62,852
Due after ten years	—	—
Total	238,775	243,197
Corporate securities:
One year or less	—	—
After one year through five years	500	500
After five through ten years	—	—
Due after ten years	13,803	8,638
Total	14,303	9,138
Obligations of state and political subdivisions:
One year or less	1,904	1,937
After one year through five years	20,752	21,901
After five through ten years	37,971	40,783
Due after ten years	17,200	18,058
Total	77,827	82,679
Sub-total	331,105	335,214
Mortgage-backed securities	414,162	425,113
Equity investments and other securities	11,213	11,782
Total securities	$756,480	$772,109

     Mortgage-backed securities, including collateralized mortgage obligations and asset-backed securities, have maturities that will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
The following table presents the loan portfolio as of December 31, 2012, and 2011:

(Dollars in thousands)	December 31,
	2012	2011
Commercial	$259,333	$299,766
Real estate construction	32,983	30,162
Real estate mortgage	288,476	324,994
Commercial real estate	901,817	832,767
Installment and other consumer	12,320	13,612
Total loans	1,494,929	1,501,301
Allowance for loan losses	(29,448)	(35,212)
Total loans, net	$1,465,481	$1,466,089

     At December 31, 2012, total loans decreased $6.4 million from the balance at December 31, 2011. The declines within the loan portfolio principally occurred in the commercial and real estate mortgage loan categories. The growth in the commercial real estate portfolio nearly offset these declines. At December 31, 2012, and 2011, Bancorp had $1.7 million and $.8 million, respectively, of overdrafts classified as loans in the installment and other consumer loan category.
     The Company has lending policies and underwriting processes in place that are designed to make loans within an acceptable level of risk for the estimated return. Management reviews and approves these policies and processes on a regular basis. Management frequently reviews reports related to loan production, loan quality, loan delinquencies and nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.
     Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently execute its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s lending officers examine current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Management monitors and evaluates commercial loans based on collateral, geography and risk rating criteria. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and typically incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
     Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful lease-up of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. Management monitors and evaluates commercial real estate loans based on collateral, geography, and risk rating criteria. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third parties to provide insight and guidance about economic conditions and trends affecting market areas it serves.
     Our residential and commercial construction portfolios are portfolios we consider to have higher risk. Construction loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption and lease rates financial analysis of the developers, property owners, and investors as well as on a selective basis, feasibility studies. Construction loans are generally based upon estimates of costs and value associated with the complete project. Significant judgments and estimates are made in the preparation of the financial statements and actual results could differ from these estimates as future events occur. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from the Company or other approved third party long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, pre-leasing that does not materialize, general economic conditions, the availability of long-term financing, and completion of construction within timelines and costs originally set forth.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
     The Bank originates home equity loans and lines through an online application system in which all applications are centrally reviewed with underwriting and verifications completed by an experienced underwriter. Monthly loan portfolio reports provide home equity loan performance monitoring. Credit risk is minimized by accepting borrowers with a proven credit history, verified income sources for repayment and owner occupied properties as acceptable collateral. Portfolio balances, performance and underwriting standards can be influenced by regional economic cycles related to unemployment levels, de-leveraging by borrowers, and market values for residential properties.
     The Company originates consumer loans utilizing a computer-based credit scoring analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a regular basis.
     The Company maintains credit administration and credit review functions that are designed to help confirm our credit standards are being followed. Significant findings and periodic reports are communicated to the Chief Credit Officer and Chief Executive Officer and, in certain cases, to the Loan, Investment & Asset/Liability Committee, which is comprised of certain directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.
     Loans greater than 90 days past due are classified into nonaccrual status. The following table presents an age analysis of the loan portfolio as of December 31, 2012, and 2011:

(Dollars in thousands)	December 31, 2012
	30 - 89 days	Greater than	Total	Current	Total
	past due	90 days past due	past due	loans	loans
Commercial	$2,988	$1,283	$4,271	$255,062	$259,333
Real estate construction	—	1,337	1,337	31,646	32,983
Real estate mortgage	2,605	2,729	5,334	283,142	288,476
Commercial real estate	1,407	3,404	4,811	897,006	901,817
Installment and other consumer	6	1	7	12,313	12,320
Total	$7,006	$8,754	$15,760	$1,479,169	$1,494,929

(Dollars in thousands)	December 31, 2011
	30 - 89 days	Greater than	Total	Current	Total
	past due	90 days past due	past due	loans	loans
Commercial	$849	$5,692	$6,541	$293,225	$299,766
Real estate construction	—	5,522	5,522	24,640	30,162
Real estate mortgage	3,787	6,226	10,013	314,981	324,994
Commercial real estate	3,619	6,328	9,947	822,820	832,767
Installment and other consumer	56	1	57	13,555	13,612
Total	$8,311	$23,769	$32,080	$1,469,221	$1,501,301

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
     The following table presents an analysis of impaired loans as of December 31, 2012, and 2011:

						Year ended
(Dollars in thousands)	December 31, 2012					December 31, 2012
	Unpaid principal	Impaired loans	Impaired loans	Total impaired	Related	Average impaired
	balance[1]	with no allowance	with allowance	loan balance	allowance	loan balance
Commercial	$16,640	$4,313	$481	$4,794	$19	$6,648
Real estate construction	4,381	1,336	—	1,336	—	4,920
Real estate mortgage	26,122	9,776	4,601	14,377	82	15,506
Commercial real estate	23,401	9,659	12,210	21,869	729	22,762
Installment and other consumer	2,237	—	81	81	20	100
Total	$74,193	$25,084	$17,373	$42,457	$850	$49,936
						Year ended
(Dollars in thousands)	December 31, 2011					December 31, 2011
	Unpaid principal	Impaired loans	Impaired loans	Total impaired	Related	Average impaired
	balance[1]	with no allowance	with allowance	loan balance	allowance	loan balance
Commercial	$18,736	$7,750	$224	$7,974	$1	$10,504
Real estate construction	9,716	5,823	41	5,864	—	8,405
Real estate mortgage	30,732	11,949	6,779	18,728	329	20,892
Commercial real estate	25,426	15,070	8,604	23,674	173	25,969
Installment and other consumer	1,812	5	175	180	—	54
Total	$86,422	$40,597	$15,823	$56,420	$503	$65,824

1	The unpaid principal balance on impaired loans represents the amount owed by the borrower. The carrying value of impaired loans is lower than the unpaid principal balance due to charge-offs.
     At December 31, 2012, and 2011, Bancorp’s recorded investment in loans that were considered to be impaired was $42.5 million and $56.4 million, respectively. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due including both interest and principal according to the contractual terms of the loan agreement. For loans that are collateral dependent, the Company charges off the amount of impairment at the time of impairment. At December 31, 2012, a specific reserve allowance in the amount of $.8 million was established related to $17.4 million of impaired loans which were considered to be troubled debt restructurings (“TDR”) that were on interest accruing status, compared to a specific reserve allowance in the amount of $.5 million established related to $15.8 million of impaired loans which were considered to be troubled debt restructurings and were on an interest accruing status at December 31, 2011. Troubled debt restructuring nonaccrual loan balances were $11.4 million and $21.8 million at December 31, 2012, and 2011, respectively, which are included in total nonaccrual loans.
     The average recorded investment in impaired loans for the years ended December 31, 2012, 2011, and 2010, was approximately, $49.9 million, $65.8 million and $78.0 million, respectively. For the years ended December 31, 2012, 2011, and 2010, interest income recognized on impaired loans totaled $999,000, $1,035,000, and $568,000, respectively.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
     A loan is accounted for as a TDR if the Company, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider granting. A TDR typically involves a modification of terms such as a reduction of the stated interest rate or face amount of the loan, a reduction of accrued interest, or an extension of the maturity date(s) at a stated interest rate lower than the current market rate for a new loan with similar risk.
     The following table presents an analysis of TDRs for the periods ended December 31, 2012, and 2011:

(Dollars in thousands)	TDRs recorded for the twelve months ending			TDRs recorded in the twelve months prior to December 31, 2012 that
	December 31, 2012			subsequently defaulted in the twelve months ending December 31, 2012
	Number of	Pre-TDR outstanding	Post-TDR outstanding	Number of	Pre-TDR outstanding
	loans	recorded investment	recorded investment	loans	recorded investment	Amount Defaulted
Commercial	5	$930	$908	—	$—	$—
Real estate construction	1	1,795	1,795	—	—	—
Real estate mortgage	2	229	110	—	—	—
Commercial real estate	3	854	854	—	—	—
Consumer loans	—	—	—	—	—	—
Total	11	$3,808	$3,667	—	$—	$—

(Dollars in thousands)	TDRs recorded for the twelve months ending			TDRs recorded in the twelve months prior to December 31, 2011 that
	December 31, 2011			subsequently defaulted in the twelve months ending December 31, 2011
	Number of	Pre-TDR outstanding	Post-TDR outstanding	Number of	Pre-TDR outstanding
	loans	recorded investment	recorded investment	loans	recorded investment	Amount Defaulted
Commercial	11	$949	$949	2	$115	$97
Real estate construction	1	744	744	—	—	—
Real estate mortgage	9	2,653	2,653	1	59	49
Commercial real estate	7	1,603	1,520	1	374	374
Consumer loans	3	225	225	—	—	—
Total	31	$6,174	$6,091	4	$548	$520
     For TDRs that are collateral dependent, the Company charges off the amount of impairment at the time of impairment, rather than creating a specific reserve allowance for the impaired amount. TDRs that are performing and on an interest accruing status are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Impairment resulting from this measurement is recorded as a specific reserve allowance in the allowance for credit losses.
     The following table presents nonaccrual loans by category as of December 31, 2012, and 2011:

	December 31,
(Dollars in thousands)	2012	2011
Commercial	$4,313	$7,750
Real estate construction	1,336	5,823
Real estate mortgage	9,776	11,949
Commercial real estate	9,659	15,070
Installment and other consumer	—	5
Total loans on nonaccrual status	$25,084	$40,597
     Loans on which the accrual of interest has been discontinued were approximately $25.1 million, $40.6 million and $61.2 million at December 31, 2012, 2011, and 2010, respectively. Interest income foregone on nonaccrual loans was approximately $3.4 million, $4.1 million and $6.5 million in 2012, 2011, and 2010, respectively.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
     The Company uses a risk rating matrix to assign a risk rating to loans not evaluated on a homogenous pool level. At December 31, 2012, $1.13 billion of loans were risk rated and $362.1 million were evaluated on a homogeneous pool basis. Individually risk rated loans are rated on a scale of 1 to 10. A description of the general characteristics of the 10 risk ratings is as follows:
• Ratings 1, 2 and 3 - These ratings include loans to very high credit quality borrowers of investment or near investment grade. These borrowers have significant capital strength, moderate leverage, stable earnings and growth, and readily available financing alternatives. Smaller entities, regardless of strength, would generally not fit in these ratings. These ratings also include loans that are collateralized by U. S. Government securities and certificates of deposits.

• Rating 4 - These ratings include loans to borrowers of solid credit quality with moderate risk. Borrowers in these ratings are differentiated from higher ratings on the basis of size (capital and/or revenue), leverage, asset quality and the stability of the industry or market area.

• Ratings 5 and 6 - These ratings include “pass rating” loans to borrowers of acceptable credit quality and risk. Such borrowers are differentiated from Rating 4 in terms of size, secondary sources of repayment or they are of lesser stature in other key credit metrics in that they may be over-leveraged, undercapitalized, inconsistent in performance or in an industry or an economic area that is known to have a higher level of risk, volatility, or susceptibility to weaknesses in the economy. However, no material adverse trends are evident with borrowers in these pass ratings.

• Rating 7 - This rating includes loans on management’s “watch list” and is intended to be utilized on a temporary basis for pass rating borrowers where a significant risk-modifying action is anticipated in the near term.

• Rating 8 - This rating includes “Substandard” loans, in accordance with regulatory guidelines, for which the accrual of interest may or may not be discontinued. By definition under regulatory guidelines, a “Substandard” loan has defined weaknesses which make payment default or principal exposure likely, but not yet certain. Such loans are apt to be dependent upon collateral liquidation, a secondary source of repayment, or an event outside of the normal course of business.

• Rating 9 - This rating includes “Doubtful” loans in accordance with regulatory guidelines. Such loans are placed on nonaccrual status and may be dependent upon collateral having a value that is difficult to determine or upon some near-term event which lacks certainty.

• Rating 10 - This rating includes “Loss” loans in accordance with regulatory guidelines. Such loans are to be charged-off or charged-down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. “Loss” is not intended to imply that the loan or some portion of it will never be paid, nor does it in any way imply that there has been a forgiveness of debt.
     The Company considers loans assigned a risk rating 8 through 10 to be classified loans. The weighted average risk ratings declined from December 31, 2011, to December 31, 2012. Overall classified loan balances have decreased, however, both in total and as a percentage of the total loan portfolio. The following table presents weighted average risk ratings of the loan portfolio and classified loans by category:

(Dollars in thousands)	December 31, 2012		December 31, 2011
	Weighted average	Classified	Weighted average	Classified
	risk rating	loans	risk rating	loans
Commercial	5.82	$15,281	5.84	$22,401
Real estate construction	6.30	4,148	6.99	13,159
Real estate mortgage	6.44	17,843	6.50	24,004
Commercial real estate	5.58	28,012	5.67	35,255
Installment and other consumer1	7.93	229	7.87	358
Total		$65,513		$95,177
Total loans risk rated	$1,132,847		$1,103,713

1	Installment and other consumer loans are primarily evaluated on a homogenous pool level and generally not individually risk rated unless certain factors are met.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
     Important credit quality metrics for the homogenous pool basis include nonaccrual and past due status. Total loans evaluated on a homogeneous pool basis were $362.1 million and $397.6 million at December 31, 2012, and 2011, respectively. The following table presents loans by category that the credit risk is evaluated on a homogenous pool basis. The real estate mortgage category includes home equity lines of credit and home equity loans and certain small business loans.

(Dollars in thousands)	December 31, 2012			December 31, 2011
	Current	Nonaccrual	30 - 89 days	Current	Nonaccrual	30 - 89 days
	status	status	past due	status	status	past due
Commercial	$40,170	$1	$173	$46,774	$11	$112
Real estate construction	—	4	—	—	4	—
Real estate mortgage	230,178	12	332	254,107	13	1,480
Commercial real estate	79,138	1	—	81,601	1	283
Installment and other consumer	12,069	1	6	13,146	—	56
Total	$361,555	$19	$511	$395,628	$29	$1,931
     The allowance for credit losses is a reserve established through a provision for credit losses charged to expense, which represents management’s best estimate as of the balance sheet date, of probable losses that have been incurred within the existing loan portfolio. The allowance for credit losses is based on historical loss experience by type of credit and internal risk rating, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate amount of the allowance for credit losses is designed to account for credit deterioration as it occurs. The provision for credit losses is reflective of loan quality trends, and considers trends related to nonaccrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for credit losses also reflects the totality of actions taken on all loans for a particular period.
     The allowance for credit losses reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific loans; however, the entire allowance is available for any loan that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.
     The Company’s allowance for loan losses consists of three key elements: specific reserve allowances, formula allowance, and an unallocated allowance that represents an amount to capture risk associated with qualitative factors and uncertainty that is inherent in estimates used to determine the allowance.
     Specific reserve allowances may be established when management can estimate the amount of an impairment of a loan, typically on a non real estate collateralized loan or to address the unique risks associated with a group of loans or particular type of credit exposure. The Company does not establish specific reserve allowances on collateral dependent impaired loans. Impairment on these loans is charged off to the allowance for credit losses when impairment is established.
     The formula allowance is calculated by applying loss factors to individual loans based on the assignment of risk ratings, or through the assignment of loss factors to homogenous pools of loans. Changes in risk ratings of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and such other data as management believes to be pertinent, and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. At December 31, 2012, and 2011, the allowance for loan losses was $29.4 million and $35.2 million, respectively, while the reserve for unfunded commitments was $.9 and $.8 million, respectively, at December 31, 2012, and 2011.
     The unallocated loan loss allowance represents an amount for imprecision or uncertainty that is inherent in estimates used to determine the allowance. In determining whether to carry an unallocated allowance and, if so, the amount of the allowance, management considers a variety of qualitative factors, including regional economic and business conditions that impact important categories of our portfolio, loan growth rates, the depth and skill of lending staff, the interest rate environment, and the results of bank regulatory examinations and findings of our internal credit examiners. Currently, we have an unallocated allowance for loan losses that is the result of our judgment about risks inherent in the loan portfolio due to economic uncertainties, as well as our evaluation of historical loss experience relative to current trends, and other subjective factors.

3. LOANS AND ALLOWANCE FOR CREDIT LOSSES
     The following is an analysis of the changes in the allowance for credit losses:

(Dollars in thousands)	Year Ended December 31,
	2012	2011	2010
Balance, beginning of period	$35,983	$41,067	$39,418
Provision (benefit) for credit losses	(983)	8,133	18,652
Losses charged to the allowance	(7,845)	(15,410)	(19,476)
Recoveries credited to the allowance	3,162	2,193	2,473
Balance, end of period	$30,317	$35,983	$41,067
Components of allowance for credit losses
Allowance for loan losses	$29,448	$35,212	$40,217
Reserve for unfunded commitments	869	771	850
Total allowance for credit losses	$30,317	$35,983	$41,067

     The following table presents summary account activity of the allowance for credit losses by loan category as of December 31, 2012, and 2011:

(Dollars in thousands)	December 31, 2012
		Real estate	Real estate	Commercial	Installment and
	Commercial	construction	mortgage	real estate	other consumer	Unallocated	Total
Balance, beginning of period	$7,746	$2,490	$8,461	$11,833	$1,067	$4,386	$35,983
Provision (benefit) for credit losses	(895)	(605)	1,642	(875)	775	(1,025)	(983)
Losses charged to the allowance	(2,266)	(596)	(2,731)	(939)	(1,313)	—	(7,845)
Recoveries credited to the allowance	1,144	134	422	1,201	261	—	3,162
Balance, end of period	$5,729	$1,423	$7,794	$11,220	$790	$3,361	$30,317
Loans valued for impairment:
Individually	$4,794	$1,336	$14,377	$21,869	$81	$—	$42,457
Collectively	254,539	31,647	274,099	879,948	12,239	—	1,452,472
Total	$259,333	$32,983	$288,476	$901,817	$12,320	$—	$1,494,929

(Dollars in thousands)	December 31, 2011
		Real estate	Real estate	Commercial	Installment and
	Commercial	construction	mortgage	real estate	other consumer	Unallocated	Total
Balance, beginning of period	$8,541	$4,474	$8,156	$12,462	$1,273	$6,161	$41,067
Provision for credit losses	1,262	(174)	5,853	1,849	1,118	(1,775)	8,133
Losses charged to the allowance	(3,393)	(2,088)	(5,771)	(2,526)	(1,632)	—	(15,410)
Recoveries credited to the allowance	1,336	278	223	48	308	—	2,193
Balance, end of period	$7,746	$2,490	$8,461	$11,833	$1,067	$4,386	$35,983
Loans valued for impairment:
Individually	$7,974	$5,864	$18,728	$23,674	$180	$—	$56,420
Collectively	291,792	24,298	306,266	809,093	13,432	—	1,444,881
Total	$299,766	$30,162	$324,994	$832,767	$13,612	$—	$1,501,301

4. PREMISES AND EQUIPMENT
     Premises and equipment consists of the following:

(Dollars in thousands)	December 31,
	2012	2011
Land	$4,273	$4,273
Buildings and improvements	29,974	29,937
Furniture and equipment	26,396	28,663
Construction in progress	99	272
	60,742	63,145
Accumulated depreciation	(38,794)	(38,771)
Total	$21,948	$24,374
     Depreciation included in occupancy and equipment expense amounted to $3.1 million, $3.4 million, and $3.8 million for the years ended December 31, 2012, 2011, and 2010, respectively. Depreciation for all premises and equipment is calculated using the straight-line method. The Company periodically reviews the recorded value of its long-lived assets, specifically premises and equipment, to determine whether impairment exists. In 2011, the Company recorded impairment of $.1 million in conjunction with a Bank branch that was closed and $.5 million of leasehold improvement charge-offs associated with Bank branch closures. No material impairments associated with premises and equipment were recorded during 2012 or 2010.
5. OTHER REAL ESTATE OWNED, NET
     The following table summarizes Bancorp’s OREO for the years ended December 31, 2012, and 2011:

(Dollars in thousands)	December 31,
	2012	2011
Balance, beginning period	$30,823	$39,459
Additions to OREO	4,860	21,662
Disposition of OREO	(16,564)	(25,466)
Valuation adjustments in the period	(3,007)	(4,832)
Total OREO	$16,112	$30,823
     The following table summarizes Bancorp’s OREO valuation allowance for the years ended December 31, 2012, 2011, and 2010:

(Dollars in thousands)		December 31,
	2012	2011	2010
Balance, beginning period	$8,151	$7,584	$9,489
Valuation adjustments in the period	3,007	4,832	6,649
Deductions from the valuation allowance due to disposition	(3,210)	(4,265)	(8,554)
Total OREO valuation allowance	$7,948	$8,151	$7,584
6. OTHER ASSETS
     The following table summarizes Bancorp’s other assets for the years ended December 31, 2012, and 2011:

(Dollars in thousands)	December 31,
	2012	2011
Deferred tax assets, net	$15,227	$22,964
Accrued interest receivable	8,540	9,364
Investment in affordable housing tax credits	2,600	3,251
Income taxes receivable	1,485	863
Other	7,975	8,431
Total other assets	$35,827	$44,873
     Bancorp has invested in two limited partnerships that operate qualified affordable housing properties. Tax credits and tax deductions from operating losses are passed through the partnerships to Bancorp. The Company accounts for these investments using the equity method.
7. BALANCES WITH THE FEDERAL RESERVE BANK
     The Bank is required to maintain cash reserves or deposits with the Federal Reserve Bank equal to a percentage of reservable deposits. The average required cash reserve for the Bank was $6.8 million and $6.5 million during the years ended December 31, 2012, and 2011, respectively.

8. BORROWINGS
     The following table summarizes Bancorp’s borrowings as of December 31, 2012, and 2011:

(Dollars in thousands)	December 31,
	2012	2011
Short-term borrowings:
FHLB advances	$50,000	$—
Long-term borrowings:
FHLB non-putable advances	77,900	120,000
Total long-term borrowings	77,900	120,000
Total borrowings	$127,900	$120,000
     At December 31, 2012, Bancorp’s long-term borrowings consisted of seven fixed rate, fixed maturity notes with rates ranging from 1.03% to 1.74%. Principal payments due at the scheduled maturities of Bancorp’s long-term borrowings at December 31, 2012, were $30.0 million in 2014, $29.3 million in 2015, $10.7 million in 2016, and $7.9 million in 2019.
     Long-term borrowings at December 31, 2011, consisted of notes with fixed maturities and putable advances with the FHLB totaling $120.0 million at interest rates ranging from 0.81% to 1.43%. Total long-term borrowings with fixed maturities were $120.0 million at December 31, 2011.
     During 2011, the Company prepaid $168.6 million in long-term FHLB borrowings, offset in part by $120.0 million in new long-term FHLB borrowings in the same period. As a result of the long-term borrowing prepayments, the Company incurred a prepayment charge of $7.1 million for the year ended December 31, 2011.
     FHLB advances are collateralized, as provided for in an “Advances, Security and Deposit Agreement” with the FHLB, by investment securities and qualifying loans. At December 31, 2012, the Company had additional borrowing capacity available at the FHLB of $383.5 million based on pledged collateral. Bancorp had no outstanding Federal Funds purchased from correspondent banks, borrowings from the discount window, or reverse repurchase agreements at December 31, 2012, and 2011.

9. JUNIOR SUBORDINATED DEBENTURES
At December 31, 2012, six wholly-owned subsidiary grantor trusts established by Bancorp had issued and sold $51.0 million of trust preferred securities. Trust preferred securities accrue and pay distributions periodically at specified annual rates as provided in each indenture. The trusts used all of the net proceeds from each sale of trust preferred securities to purchase a like amount of junior subordinated debentures of the Company. The junior subordinated debentures are the sole assets of the trusts. The Company’s obligations under the junior subordinated debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligations of the trusts. The trust preferred securities are mandatorily redeemable upon the maturity of the junior subordinated debentures and may be subject to earlier redemption by the Company as provided in the indentures. The Company has the right to redeem the junior subordinated debentures in whole (but not in part) on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date. Bancorp has no deferred interest on its outstanding debentures.
     The following table is a summary of outstanding trust preferred securities at December 31, 2012:

(Dollars in thousands)
		Preferred security			Rate at		Next possible
Issuance Trust	Issuance date	amount	Rate type [1]	Initial rate	12/31/2012	Maturity date	redemption date
West Coast Statutory Trust III	September 2003	$7,500	Variable	6.75%	3.26%	September 2033	Currently redeemable
West Coast Statutory Trust IV	March 2004	$6,000	Variable	5.88%	3.10%	March 2034	Currently redeemable
West Coast Statutory Trust V	April 2006	$15,000	Variable	6.79%	1.74%	June 2036	Currently redeemable
West Coast Statutory Trust VI	December 2006	$5,000	Variable	7.04%	1.99%	December 2036	Currently redeemable
West Coast Statutory Trust VII	March 2007	$12,500	Variable	6.90%	1.86%	June 2037	Currently redeemable
West Coast Statutory Trust VIII	June 2007	$5,000	Variable	6.74%	1.69%	June 2037	Currently redeemable
	Total	$51,000		Weighted rate	2.17%

[1]	The variable rate preferred securities reprice quarterly.

The weighted average interest rate on the trust preferred securities was 2.17% at December 31, 2012. The interest rate on each security resets quarterly and is tied to the London Interbank Offered Rate (“LIBOR”) rate. The junior subordinated debentures issued by Bancorp to the grantor trust are reflected in our consolidated balance sheet in the liabilities section at December 31, 2012, and 2011, as junior subordinated debentures. Bancorp records interest expense on the corresponding junior subordinated debentures in the consolidated statements of income. The common capital securities issued by the trusts are recorded within other assets in the consolidated balance sheets, and totaled $1.6 million at December 31, 2012, and 2011.

10. EMPLOYEE BENEFIT PLANS
Bancorp employee benefits include a plan established under section 401(k) of the Internal Revenue Code for certain qualified employees (the “401(k) plan”). Employee contributions up to 100 percent of salaries under the Internal Revenue Code guidelines can be made under the 401(k) plan, of which Bancorp may match 50 percent of the employees’ contributions up to a maximum of three percent of the employees’ eligible compensation. Bancorp may also elect to make discretionary contributions to the plan. In 2011 and 2010, Bancorp made qualified, non-elective, discretionary contributions into employee 401(k) plans; no such contributions were made in 2012. Bancorp’s 401(k) related discretionary contributions expenses for 2012, 2011, and 2010 were zero, $.3 million, and $.1 million, respectively. Employees vest immediately in their own contributions and earnings, and vest in Bancorp’s matching contributions over five years of eligible service. Bancorp had 401(k) plan related matching expenses of $.6 million in 2012, while no such expenses were recorded in 2011 and 2010 related to the Company’s 401(k) plan match.
     Bancorp provides separate non-qualified deferred compensation plans for directors and executive officers (collectively, “Deferred Compensation Plans”) as supplemental benefit plans which permit directors and selected officers to elect to defer receipt of all or any portion of their future salary, bonus or directors’ fees, including with respect to officers, amounts they otherwise might not be able to defer under the 401(k) plan due to specified Internal Revenue Code restrictions on the maximum deferral that may be allowed under that plan. Under the Deferred Compensation Plans, an amount equal to compensation being deferred by participants is placed in a rabbi trust, the assets of which is available to Bancorp’s creditors and invested consistent with the participants’ direction among a variety of investment alternatives. A deferred compensation liability of $1.9 million was included in other liabilities as of December 31, 2012, up $.3 million or 16% from $1.6 million at December 31, 2011.
     Bancorp has multiple supplemental executive retirement agreements with former and current executives. The following table reconciles the accumulated liability for the benefit obligation of these agreements:

(Dollars in thousands)	Year ended December 31,
	2012	2011
Beginning balance	$3,364	$2,618
Benefit expense	447	878
Benefit payments	(318)	(132)
Ending balance	$3,493	$3,364

Bancorp’s obligations under supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. Bancorp’s benefit expense, as specified in the agreements for the entire year 2013, is expected to be $.2 million. The benefits expected to be paid are presented in the following table:

(Dollars in thousands)

Benefits expected to
Year	be paid
2013	$1,956
2014	81
2015	82
2016	83
2017	84
2018 through 2022	432

11. COMMITMENTS AND CONTINGENT LIABILITIES
The Company leases land and office space under 46 leases, of which 45 are long-term operating leases that expire between 2013 and 2024. At the end of most of the respective lease terms, Bancorp has the option to renew the leases at fair market value. At December 31, 2012, minimum future lease payments under these leases and other operating leases were:

(Dollars in thousands)	Minimum Future
Year	Lease Payments

2013	$4,106
2014	3,812
2015	3,174
2016	2,615
2017	1,923
Thereafter	6,104
Total	$21,734
Rental expense for all operating leases was $4.4 million, $4.5 million, and $4.2 million for the years ended December 31, 2012, 2011, and 2010, respectively.
     Bancorp is periodically party to litigation arising in the ordinary course of business. Based on information currently known to management, although there are uncertainties inherent in litigation, we do not believe there is any legal action to which Bancorp or any of its subsidiaries is a party that, individually or in the aggregate, will have a materially adverse effect on Bancorp’s financial condition and results of operations, cash flows, or liquidity.
12. STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL
     Authorized capital stock of Bancorp at December 31, 2012, included 50,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value, of which 2,000,000 shares had been designated as Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (“Series A Preferred Stock”) and 600,000 shares had been designated as Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (“Series B Preferred Stock”).
     Preferred Stock. Following the receipt of shareholder approvals on January 20, 2010, 1,428,849 shares of Series A Preferred Stock issued in connection with Bancorp's Private Capital Raise and outstanding at December 31, 2009, automatically converted into an aggregate of 14,288,490 shares of Common Stock. As of December 31, 2012, and 2011, there were no shares of Series A Preferred Stock currently outstanding.
     Bancorp also issued an aggregate of 121,328 shares of Series B Preferred Stock in the Private Capital Raise all of which remains outstanding. These shares will automatically convert into an aggregate of 1,213,280 shares of Common Stock upon transfer of the Series B Preferred Stock to third parties in a widely dispersed offering.
     The Series B Preferred Stock is not subject to the operation of a sinking fund. The Series B Preferred Stock is not redeemable by the Company and is perpetual with no maturity. The holders of Series B Preferred Stock have no general voting rights. Bancorp had accrued dividends on Series B Preferred Stock of $.1 million and $0, respectively, at December 31, 2012, and 2011, and no dividends in arrears for those same years.
     Warrants to Purchase Series B Preferred Stock. In October 2009, as part of a Private Capital Raise, Bancorp issued Class C Warrants to purchase an aggregate of 240,000 shares of Series B Preferred Stock at an exercise price of $100.00 per share or $24 million in aggregate. The Warrants were immediately exercisable and will expire on October 23, 2016. Shares of Series B Preferred Stock issuable upon exercise of the Warrants will automatically convert into an aggregate of 2.4 million shares of Common Stock upon transfer of the Series B Preferred Stock to third parties in a widely dispersed offering.
     The Company allocated the proceeds of $21.1 million from the issuance of the Series B Preferred Stock and Warrants between the two based on their relative fair values. The fair value allocated to the warrants was $11.1 million.
     The Company maintains a stock repurchase plan. Under the Company’s stock repurchase plan, the Company can purchase up to 980,000 shares of the Company’s Common Stock. The Company did not repurchase any shares under this plan in 2012 nor does it anticipate repurchasing any shares in the foreseeable future. Total shares available for repurchase under this plan are 210,400 at December 31, 2012.

12. STOCKHOLDERS’ EQUITY AND REGULATORY CAPITAL
Regulatory Capital. The Federal Reserve and Federal Deposit Insurance Corporation (“FDIC”) have established minimum requirements for capital adequacy for bank holding companies and nonmember banks. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off balance sheet items. The Federal Reserve and FDIC risk based capital guidelines require banks and bank holding companies to have a ratio of Tier 1 capital to total risk weighted assets of at least 4%, and a ratio of total capital to total risk weighted assets of 8% or greater. In addition, the leverage ratio of Tier 1 capital to total average assets less intangibles is required to be at least 4%. Bancorp and its bank subsidiary’s capital components, classification, risk weightings and other factors are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate certain action by regulators that, if undertaken, could have a material effect on Bancorp’s financial statements.
     Bancorp’s total risk-based capital ratio improved to 21.83% at December 31, 2012, up from 20.62% at December 31, 2011, while Bancorp's Tier 1 risk-based capital ratio increased to 20.66% at December 31, 2012, from 19.36% at December 31, 2011. Bancorp’s capital ratios improved over year end 2011 principally as a result of the consistent improvement in the core operating performance of the Company over the past two years and a reduction in the Company’s risk weighted assets over the past 12 months also contributed to improved capital ratios at Bancorp.
     The following table presents the capital measures of Bancorp and the Bank as of December 31, 2012, and 2011:

	2012				2011
			Amount Required For Minimum	Percent required for Minimum			Amount Required For Minimum	Percent required for Minimum
(Dollars in thousands)			Capital	Capital			Capital	Capital
	Amount	Ratio	Adequacy	Adequacy	Amount	Ratio	Adequacy	Adequacy
Tier 1 risk-based capital
West Coast Bancorp	$380,712	20.66%	$73,721	4%	$355,498	19.36%	$73,461	4%
West Coast Bank	367,320	19.95%	73,654	4%	342,213	18.66%	73,367	4%
Total risk-based capital
West Coast Bancorp	$402,261	21.83%	$147,441	8%	$378,616	20.62%	$146,923	8%
West Coast Bank	390,427	21.20%	147,308	8%	365,301	19.92%	146,733	8%
Leverage ratio
West Coast Bancorp	$380,712	15.60%	$97,627	4%	$355,498	14.61%	$97,301	4%
West Coast Bank	367,320	15.07%	97,489	4%	342,213	14.09%	97,119	4%

13. STOCK PLANS
On April 24, 2012, shareholders approved Bancorp’s 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”). Bancorp's 2002 Stock Incentive Plan (the “2002 Plan”) was terminated on March 8, 2012, and no additional awards will be granted under the 2002 Plan. The 2012 Incentive Plan authorizes the issuance of up to 400,000 shares to participants in connection with grants of stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards. The 2012 Incentive Plan has 372,166 shares available for grant at December 31, 2012. The number of shares that may be issued under the 2012 Incentive Plan is subject to adjustment in certain circumstances.
     It is Bancorp’s policy to issue new shares for stock option exercises and restricted stock awards. Bancorp expenses stock options and restricted stock on a straight line basis over the applicable vesting term. Restricted stock granted generally vests over a two to four year vesting period; however, certain grants have been made that vested immediately or over a one year period, including grants to directors.
     All outstanding stock options have an exercise price that was equal to the closing market value of Bancorp’s stock on the date the options were granted. Options granted generally vest over a two to four year vesting period; however, certain grants have been made that vested immediately, including grants to directors. Stock options have a 10 year maximum term. The following table presents information on stock options outstanding for the periods shown:

	2012 Common Shares	2012 Weighted Avg. Ex. Price	2011 Common Shares	2011 Weighted Avg. Ex. Price	2010 Common Shares	2010 Weighted Avg. Ex. Price
Balance, beginning of year	257,080	$70.12	306,527	$66.89	349,350	$65.38
Granted	—	—	—	—	190	13.15
Exercised	(13,085)	11.55	(6,917)	11.55	(305)	11.55
Forfeited/expired	(45,044)	76.11	(42,530)	56.33	(42,709)	54.78
Balance, end of year	198,951	$72.62	257,080	$70.12	306,527	$66.89
Exercisable, end of year	198,926		250,462		258,796

The average fair value of stock options granted is estimated on the date of grant using the Black-Scholes option-pricing model. There were no stock options granted in 2012 and 2011. The following table presents the assumptions used in the fair value calculation for 2010:

December 31,
2010
Risk Free interest rates	1.43%
Expected dividend	—%
Expected lives, in years	4
Expected volatility	38%
Fair value of options granted	$4.16

As of December 31, 2012, outstanding stock options consist of the following:

			Options	Weighted Avg. Remaining Years to	Weighted Avg.		Weighted Avg.
Exercise Price Range			Outstanding	Maturity	Exercise Price	Options Exercisable	Exercise Price
$11.55	—	$50.10	57,853	6.32	$11.69	57,828	$11.69
50.10	—	63.75	29,659	5.30	63.72	29,659	63.72
63.75	—	103.20	59,694	1.36	92.76	59,694	92.76
103.20	—	170.65	51,745	2.31	122.59	51,745	122.59
Total			198,951	3.64	$72.62	198,926	$72.62

13. STOCK PLANS
The following table presents information on stock options outstanding for the periods shown, less estimated forfeitures:

(Dollars in thousands, except share and per share data)	Year ended December 31,
	2012	2011	2010
Intrinsic value of options exercised in the period	$102	$34	$—

Stock options fully vested and expected to vest:
Number	198,951	250,734	298,918
Weighted average exercise price	$72.62	$70.12	$66.90
Aggregate intrinsic value	$611	$282	$190
Weighted average contractual term of options	3.6 years	4.1 years	4.7 years

Stock options vested and currently exercisable
Number	198,926	250,462	258,796
Weighted average exercise price	$72.62	$70.32	$73.90
Aggregate intrinsic value	$611	$289	$123
Weighted average contractual term of options	3.6 years	4.0 years	4.1 years

Unearned compensation related to stock options	$—	$15	$110
Restricted stock grants are made at the discretion of the Board of Directors, except with regard to grants to certain Company officers, which are made at the discretion of the Board’s Compensation & Personnel Committee. Compensation expense for restricted stock is based on the market price of the Company stock at the date of the grant and amortized on a straight-line basis over the vesting period which is currently one, three or four years for all grants. Recipients of restricted stock do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.
     Restricted stock consists of the following for the years ended December 31, 2012, 2011, and 2010:

	2012 Restricted Shares	Weighted Avg. Grant Date Fair Value	2011 Restricted Shares	Weighted Avg. Grant Date Fair Value	2010 Restricted Shares	Weighted Avg. Grant Date Fair Value
Balance, beginning of year	264,631	$16.98	327,396	$18.99	27,336	$85.02
Granted	29,673	19.05	63,659	16.77	322,561	16.22
Vested	(95,446)	18.16	(101,273)	22.07	(13,342)	84.18
Forfeited	(21,199)	15.90	(25,151)	22.11	(9,159)	23.29
Balance, end of year	177,659	$16.81	264,631	$16.98	327,396	$18.99

Weighted avg. remaining
recognition period	1.58 years		2.33 years		3.03 years
The following table presents stock-based compensation expense for employees and directors related to restricted stock and stock options for the periods shown:

	Twelve months ended December 31,
(Dollars in thousands)	2012	2011	2010
Restricted stock expense	$1,530	$1,819	$1,884
Stock option expense	15	80	205
Total stock-based compensation expense	$1,545	$1,899	$2,089

Tax benefit recognized on share-based expense	$541	$722	$793
The balance of unearned compensation related to unvested restricted stock granted as of December 31, 2012, and 2011, was $2.0 million and $3.3 million, respectively. The unearned compensation balance at December 31, 2012, is expected to be recognized over a weighted average period of 1.6 years, or immediately upon a change in control event. The Company received cash in the amount of $151,132 and $79,891 from stock option exercises for the twelve months ended December 31, 2012, and 2011, respectively. The Company recorded $11,000 of tax expense and $69,350 of tax benefits from disqualifying dispositions involving incentive stock options, the exercise of non-qualified stock options, and the vesting and release of restricted stock for the twelve months ended December 31, 2012, and 2011.

14. EARNINGS PER SHARE
Earnings per share is calculated under the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is an instrument that may participate in undistributed earnings with common stock. The Company has issued restricted stock and preferred stock that qualifies as a participating security. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period.
     Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if certain shares issuable upon exercise of options and warrants, conversion of preferred stock, and unvested restricted stock were included, unless those additional shares would have been anti-dilutive. For the diluted earnings per share computation, the treasury stock method is applied and compared to the two-class method and whichever method results in a more dilutive impact is utilized to calculate diluted earnings per share. The two-class method was utilized to calculate diluted earnings per share for the year ended December 31, 2012.
     The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations for the year ended December 31, 2012, 2011, and 2010:

(Dollars and shares in thousands, except per share amounts)	Year ended December 31,
	2012	2011	2010
Net income	$23,506	$33,777	$3,225
Less: Net income allocated to participating securities-basic:
Preferred stock	1,391	1,998	367
Unvested restricted stock	234	477	37
Net income available to common stock holders-basic	21,881	31,302	2,821
Add: Net income allocated per two-class method-diluted:
Stock options and Class C warrants	83	108	12
Net income available to common stockholders-diluted	$21,964	$31,410	$2,833

Weighted average common shares outstanding-basic	19,086	19,007	17,460
Common stock equivalents from:
Stock options	25	20	6
Class C Warrants	1,175	913	593
Weighted average common shares outstanding-diluted	20,286	19,940	18,059

Basic earnings per share	$1.15	$1.65	$0.16
Diluted earnings per share	$1.08	$1.58	$0.16

Common stock equivalent shares excluded due to anti-dilutive effect	159	199	441

15. INCOME TAXES
The components of the provision (benefit) for income taxes for the last three years were:

(Dollars in thousands)	Year ended December 31,
	2012	2011	2010
Current
Federal	$5,737	$1,349	$6,230
State	100	100	100
	5,837	1,449	6,330
Deferred
Federal	5,396	(20,206)	(2,483)
State	1,014	(1,455)	(57)
	6,410	(21,661)	(2,540)
Total
Federal	11,133	(18,857)	3,747
State	1,114	(1,355)	43
Total provision (benefit) for income taxes	$12,247	$(20,212)	$3,790
The deferred Federal and State tax expense includes a benefit from the full reversal of the deferred tax asset valuation allowance of $23.5 million for the year ended December 31, 2011.
     The reconciliation between the Company’s effective tax rate on income and the statutory rate is as follows:

(Dollars in thousands)	Year ended December 31,
	2012	2011	2010
Expected federal income tax (benefit) provision [1]	$12,514	$4,612	$2,385
State income tax, net of federal income tax effect	999	422	66
Interest on obligations of state and political subdivisions
exempt from federal tax	(785)	(755)	(901)
Federal low income housing tax credits	(477)	(535)	(427)
Bank owned life insurance	(321)	(305)	(302)
Change in deferred tax asset valuation allowance	—	(23,464)	2,465
Other, net	317	(187)	504
Total (benefit) provision for income taxes	$12,247	$(20,212)	$3,790

1	Federal income tax provision applied at 35% in 2012 and 34% in 2011 and 2010.

15. INCOME TAXES
Net deferred taxes are included in other assets on the Company’s balance sheet. The tax effect of temporary differences that give rise to significant components of deferred tax assets and deferred tax liabilities as of December 31, 2012, and 2011, are presented below:

(Dollars in thousands)	December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$11,317	$13,532
Reserve for unfunded commitments	334	296
Deferred employee benefits	2,422	2,247
Stock option and restricted stock	658	732
Valuation allowance on OREO	3,054	3,133
Capitalized OREO expenses	1,230	1,050
Taxable interest on nonaccrual loans	1,709	2,646
State net operating loss carryforwards	1,856	3,093
State business energy and low income housing tax credits	1,073	770
Federal low income housing tax credits	—	1,776
Other	1,973	3,085
Total gross deferred tax assets	25,626	32,360

Deferred tax liabilities:
Accumulated depreciation	589	957
Net unrealized gain on investments available for sale	6,140	4,813
Loan origination costs	1,728	1,610
Federal Home Loan Bank stock dividends	1,860	1,893
Other	82	123
Total gross deferred tax liabilities	10,399	9,396
Net deferred tax assets	$15,227	$22,964
At December 31, 2012, the Company has state tax net operating loss carryforwards of $1.9 million and state tax credit carryforwards of $1.1 million. The following table summarizes the expiration dates of state net operating loss and tax credit carryforwards:

(Dollars in thousands)
Year of expiration	Type	Amount
2023-2026	State net operating losses	$1,856
2016-2019	State tax credits-business energy	724
2013-2016	State tax credits-low income housing	350
Bancorp is subject to U.S. federal income taxes and State of Oregon income taxes. The years 2009 through 2012 remain open to examination for federal income taxes and for State examination. As of December 31, 2012, and 2011, Bancorp had no unrecognized tax benefits or uncertain tax positions. Bancorp had no accrued interest or penalties as of December 31, 2012.
16. TIME DEPOSITS
     Included in time deposits are deposits in denominations of $100,000 or greater, totaling $41.6 million and $54.5 million at December 31, 2012, and 2011, respectively. Interest expense relating to time deposits in denominations of $100,000 or greater was $.4 million, $1.0 million, and $2.7 million for the years ended December 31, 2012, 2011, and 2010, respectively. Maturity amounts on Bancorp’s time deposits include $95.2 million in 2013, $23.4 million in 2014, $5.3 million in 2015, $3.7 million in 2016, and $3.0 million in 2017. Included in the maturity amounts are $1.6 million in variable rate time deposits that reprice monthly with maturities in the first quarter of 2013.

17. FAIR VALUE MEASUREMENT AND FAIR VALUES OF FINANCIAL INSTRUMENTS
Bancorp measures or discloses certain financial assets and liabilities at fair value in accordance with GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
     Bancorp has estimated fair value based on quoted market prices where available. In cases where quoted market prices were not available, fair values were based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques that utilize assumptions which are subjective and judgmental in nature. Subjective factors include, among other things, estimates of cash flows, the timing of cash flows, risk and credit quality characteristics, interest rates and liquidity premiums or discounts. Accordingly, the results may not be precise, and modifying the assumptions may significantly affect the values derived. Further, fair values may or may not be realized if a significant portion of the financial instruments were sold in a bulk transaction or a forced liquidation. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows. Furthermore, the fair values disclosed should not be interpreted as the aggregate current value of Bancorp.
     GAAP established a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:
• Level 1 - Quoted prices in active markets for identical assets utilizing inputs that the Company has the ability to access at the measurement date. An active market for the asset is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
• Level 2 - Other observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity including quoted prices for similar assets, quoted prices for securities in inactive markets and inputs derived principally from or corroborated by observable market data by correlation or other means.
• Level 3 - Significant unobservable inputs that reflect the reporting entity’s own estimates about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The estimated fair values of financial instruments and respective level classifications at December 31, 2012, are as follows:

			Fair value measurements using
			Quoted prices in active markets for	Other observable	Significant unobservable
(Dollars in thousands)			identical assets	inputs	inputs
	Carrying Value	Fair Value	(Level 1)	(Level 2)	(Level 3)
FINANCIAL ASSETS:
Cash and cash equivalents	$137,611	$137,611	$137,611	$—	$—
Investment securities	772,109	772,109	1,968	761,003	9,138
Federal Home Loan Bank stock	11,932	11,932	—	11,932	—
Net loans (net of allowance for loan losses)	1,465,481	1,392,641	—	—	1,392,641
Bank owned life insurance	27,160	27,160	—	27,160	—
FINANCIAL LIABILITIES:
Deposits	$1,936,000	$1,936,172	$—	$1,936,172	$—
Short-term borrowings	50,000	50,000	—	50,000	—
Long-term borrowings	77,900	78,758	—	78,758	—
Junior subordinated debentures-variable	51,000	27,331	—	27,331	—

17. FAIR VALUE MEASUREMENT AND FAIR VALUES OF FINANCIAL INSTRUMENTS
The fair values of financial instruments at December 31, 2011, are as follows:

			Fair value measurements using
			Quoted prices in active markets for	Other observable	Significant unobservable
(Dollars in thousands)			identical assets	inputs	inputs
	Carrying Value	Fair Value	(Level 1)	(Level 2)	(Level 3)
FINANCIAL ASSETS:
Cash and cash equivalents	$92,227	$92,227	$92,227	$—	$—
Investment securities	729,844	729,844	1,980	719,357	8,507
Federal Home Loan Bank stock	12,148	12,148	—	12,148	—
Net loans (net of allowance for loan losses)	1,469,370	1,394,586	—	—	1,394,586
Bank owned life insurance	26,228	26,228	—	26,228	—

FINANCIAL LIABILITIES:
Deposits	$1,915,569	$1,916,030	$—	$1,916,030	$—
Long-term borrowings	120,000	120,032	—	120,032	—

Junior subordinated debentures-variable	51,000	27,350	—	27,350	—
     The Company’s Asset/Liability Management Committee (“ALCO”) oversees the bank’s valuation process and reports such valuations to the Loan, Investment & ALCO Committee of the Board of Directors. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Cash and cash equivalents - The carrying amount is a reasonable estimate of fair value.
     Investment securities - For substantially all available for sale investment securities within the categories U.S. Treasuries, U.S Government agencies, mortgage-backed, obligations of state and political subdivisions, and equity investments and other securities held for investment purposes, fair values are based on unadjusted, quoted market prices or dealer quotes if available. When quoted market prices are not readily accessible or available, alternative approaches, such as matrix or model pricing or indicators from market makers, are used. If a quoted market price is not available due to illiquidity, fair value is estimated using quoted market prices for similar securities or other pricing models. Securities measured with these valuation techniques are generally classified as Level 2 of the hierarchy.
     Level 3 investment securities measured on a recurring basis consist of pooled trust preferred securities. The fair values of these securities were estimated using discounted expected cash flows. The fair value for these securities used inputs for base case default, recovery and prepayment rates to estimate the probable cash flows for the security. The estimated cash flows were discounted using a rate for comparably rated securities and adjusted for an additional liquidity premium.
     Trading securities held at December 31, 2012, are recorded at fair value on a recurring basis and related solely to bonds, equity securities and mutual funds held in a Rabbi Trust for benefit of the Company’s deferred compensation plans. Fair values for trading securities are based on quoted market prices for identical assets. Trading securities were recorded in other assets within The Balance Sheet. Trading securities were approximately $.8 million and $.7 million at December 31, 2012 and 2011, respectively.
     Federal Home Loan Bank stock – FHLB stock is carried at cost which approximates fair value and equals its par value because the shares can only be redeemed with the FHLB at par.

17. FAIR VALUE MEASUREMENT AND FAIR VALUES OF FINANCIAL INSTRUMENTS
Loans held for sale - Loans held for sale includes mortgage loans that are carried at the lower of cost or market value. The fair value of loans held for sale is based on prices from current offerings in secondary markets. Fair value generally approximates cost because of the short duration of these assets on the Company’s balance sheet.
     Loans - The fair value of loans disclosed and not measured on a recurring or nonrecurring basis is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These estimates differentiate loans based on their financial characteristics such as loan category, pricing features, and remaining maturity. Prepayment and credit loss estimates are also incorporated into loan fair value estimates as well as an additional liquidity discount to more closely align the fair value with observed market prices.
     Loans that are deemed impaired are measured on a nonrecurring basis and based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Loans may also, as a practical expedient, be measured at the loan’s observable market price or the fair market value of the collateral less selling costs if the loan is collateral dependent.
     Bank owned life insurance – Bank owned life insurance is carried at the cash surrender value of all policies, which approximates fair value.
     Other real estate owned - Management obtains third party appraisals as well as independent fair market value assessments from realtors or persons involved in selling OREO in determining the fair value of particular properties. Accordingly, the valuation of OREO is subject to significant external and internal judgment. Management reviews OREO at least annually and obtains periodic appraisals to determine whether the property continues to be carried at the lower of its recorded book value or fair value less estimated selling costs.
     Deposit liabilities - The fair value of demand deposits, savings accounts and other deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.
     Long-term borrowings - The fair value of the long-term borrowings is estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be made.
     Junior subordinated debentures - The fair value of the variable rate junior subordinated debentures and trust preferred securities approximates the pricing of a preferred security at current market prices.
     Commitments to extend credit, standby letters of credit and financial guarantees - The majority of commitments to extend credit carry current market interest rates if converted to loans.

17. FAIR VALUE MEASUREMENT AND FAIR VALUES OF FINANCIAL INSTRUMENTS
The tables below present fair value information on certain assets broken down by recurring or nonrecurring measurement status for the periods shown. Recurring assets are initially measured at fair value and are required to be reflected at fair value in the financial statements at each reporting date. Assets measured on a nonrecurring basis are assets that due to an event or circumstance were required to be re-measured at fair value after initial recognition in the financial statements at some time during the reporting period.
     Certain assets and liabilities are measured at fair value on a nonrecurring basis after initial recognition such as loans held for sale, loans measured for impairment and OREO. The Company did not have any loans held for sale for the twelve months ended December 31, 2012. For the twelve months ended December 31, 2011, loans held for sale were subject to the lower of cost or market method of accounting. There was no impairment recognized on loans held for sale at December 31, 2011. For the twelve months ended December 31, 2012, loans amounting to $42.5 million in Bancorp’s loan portfolio were deemed impaired. OREO that was taken into possession during 2012 was measured at fair value less sales expense. In addition, during 2012, certain properties were written down $3.0 million to reflect additional decreases in their fair market value after initial recognition at the time the property was placed into OREO.

		Fair value measurements at December 31, 2012, using
		Quoted prices in active markets for identical	Other observable	Significant
(Dollars in thousands)	Fair Value	assets	inputs	unobservable inputs	Impairment
	December 31, 2012	(Level 1)	(Level 2)	(Level 3)	recognized
Recurring fair value measurements:
Trading securities	$847	$847	$—	$—
Available for sale securities:
U.S. Treasury securities	200	—	200	—
U.S. Government agency securities	243,197	—	243,197	—
Corporate securities	9,138	—	—	9,138
Mortgage-backed securities	425,113	—	425,113	—
Obligations of state and political subdivisions	82,679	—	82,679	—
Equity investments and other securities	11,782	1,968	9,814	—
Total recurring assets measured at fair value	$772,956	$2,815	$761,003	$9,138
Nonrecurring fair value measurements
Loans measured for impairment 1	$11,131	$—	$—	$11,131	$7,845
OREO 1	27,582	—	—	27,582	3,007
Total nonrecurring fair value measurements	$38,713	$—	$—	$38,713	$10,852
1 Fair value amounts exclude the estimated selling costs of impaired loan collateral and OREO properties.
		Fair value measurements at December 31, 2011, using
		Quoted prices in active
		markets for identical	Other observable	Significant
(Dollars in thousands)	Fair Value	assets	inputs	unobservable inputs	Impairment
	December 31, 2011	(Level 1)	(Level 2)	(Level 3)	recognized
Recurring fair value measurements:
Trading securities	$747	$747	$—	$—
Available for sale securities:
U.S. Treasury securities	203	—	203	—
U.S. Government agency securities	219,631	—	219,631	—
Corporate securities	8,507	—	—	8,507
Mortgage-backed securities	428,725	—	428,725	—
Obligations of state and political subdivisions	60,732	—	60,732	—
Equity investments and other securities	12,046	1,980	10,066	—
Total recurring assets measured at fair value	$730,591	$2,727	$719,357	$8,507
Nonrecurring fair value measurements:
Loans measured for impairment 1	$68,466	$—	$—	$68,466	$15,410
OREO 1	60,491	—	—	60,491	4,832
Total nonrecurring fair value measurements	$128,957	$—	$—	$128,957	$20,242
1 Fair value amounts exclude the estimated selling costs of impaired loan collateral and OREO properties.

17. FAIR VALUE MEASUREMENT AND FAIR VALUES OF FINANCIAL INSTRUMENTS
The Company made no transfers between hierarchy levels in 2012. During second quarter 2011, the Company transferred $2.0 million in equity investments and other securities from a level 2 instrument to a level 1 instrument. In addition, the Company had no material changes in valuation techniques for recurring and nonrecurring assets measured at fair value during the year ended December 31, 2012. There were no nonrecurring level 1 or 2 fair value measurements in 2012.
     The following table represents a reconciliation of level 3 instruments for assets that are measured at fair value on a recurring basis for the full year 2012 and 2011:

	Twelve months ended December 31, 2012
	Balance January	Gains (loss) included in other comprehensive	Reclassification of losses from adjustment for impairment of	Purchases, Issuances,	Balance December 31,
(Dollars in thousands)	1, 2012	income (loss)	securities	and Sales	2012
Corporate securities	$8,507	$582	$49	$—	$9,138
Fair value	$8,507	$582	$49	$—	$9,138

	Twelve months ended December 31, 2011
		Gains (loss)	Reclassification of
		included in other	losses from adjustment		Balance
	Balance January	comprehensive	for impairment of	Purchases, Issuances,	December 31,
(Dollars in thousands)	1, 2011	income (loss)	securities	and Sales	2011
Corporate securities	$9,392	$(1,064)	$179	$—	$8,507
Obligations of state and political
subdivisions	957	(109)	—	(848)	—
Fair value	$10,349	$(1,173)	$179	$(848)	$8,507
The losses from adjustments for OTTI of securities were recognized in noninterest income in the consolidated income statement.
     The following table presents quantitative information about Level 3 fair value measurements for the twelve months ended December 31, 2012:

(Dollars in thousands)
	December 31, 2012	Valuation	Unobservable		Weighted
	Fair Value	technique	inputs	Range	average
Corporate securities	$9,138	Discounted cash flow	Prepayment rate	0 - 1%	0.50%
			Deferral/default rate	.25 - 1.5%	0.88%
			Recovery rate	0 - 50%	25%
			Recovery lag	0 - 5 years	2.5 years
			Discount rate	7.27 - 8.52%	7.80%
Loans measured for impairment	1,811	Income approach	Capitalization rate	6.75 - 8.00%	7.27%
	9,320	Market comparable	Adjustment to appraisal value	0 - 83.94%	10.96%
OREO	6,248	Income approach	Capitalization rate	6.75 - 8.50%	7.69%
	21,334	Market comparable	Adjustment to appraisal value	0 - 78.37%	8.83%
The Company estimates the fair value of its Level 3 securities quarterly based on both observable and unobservable inputs. Observable inputs include discount rates derived from current rates on traded corporate bonds. Unobservable inputs are primarily estimates of future cash flows from the Level 3 securities. The Level 3 fair value measurements of the Company’s corporate securities are highly sensitive to its estimate of the cash flow from these securities. Higher default or deferral rates and lower recovery rates reduce the overall estimated cash flows and would reduce the estimated fair value of these securities. Prepayment assumptions, recovery lag assumptions and discount rates have a reduced relative effect on the fair value estimates.
     ALCO assesses the methodology and validates the model inputs for the Level 3 pricing models quarterly. The ALCO and management review the reasonableness of third-party cash flow estimates as well as market-based discount factors and estimated liquidity spreads. The resulting fair value estimates are compared to third party model estimates to confirm the model is producing reasonable fair value estimates.

18. FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK
The Bank has financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
     The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments. As of December 31, 2012, and 2011, outstanding commitments consist of the following:

	Contract or Notional Amount	Contract or Notional Amount
(Dollars in thousands)	December 31, 2012	December 31, 2011
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit in the form of loans
Commercial	$272,899	$251,105
Real estate construction	42,402	23,932
Real estate mortgage
Mortgage	3,417	3,419
Home equity line of credit	139,235	150,196
Total real estate mortgage loans	142,652	153,615
Commercial real estate	14,507	10,993
Installment and consumer	9,407	9,907
Other [1]	9,503	12,803
Standby letters of credit and financial guarantees	8,745	8,349
Account overdraft protection instruments	75,724	103,642
Total	$575,839	$574,346

1
The category “other” represents commitments extended to clients or borrowers that have been extended but not yet fully executed. These extended commitments are not yet classified nor have they been placed into our loan system.

     Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments may expire without being drawn upon; therefore total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on the Bank’s credit evaluation of the customer. Collateral held varies, but may include real property, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Total outstanding commitments of $575.8 million at December 31, 2012, increased $1.5 million from December 31, 2011. During 2012, outstanding commitments for commercial loans and real estate construction increased by $21.8 million and $18.5 million, respectively, while outstanding commitments for home equity lines of credit and account overdraft protection instruments decreased by $11.0 million and $27.9 million, respectively.
     Standby letters of credit are conditional commitments issued to support a customer’s performance or payment obligation to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
     Interest rates on residential 1-4 family mortgage loan applications are typically rate locked during the application stage for periods ranging from 15 to 45 days, the most typical period being 30 days. These loans are locked with various qualified investors under a best-efforts delivery program. The Company makes every effort to deliver these loans before their rate locks expire. This arrangement generally requires the Bank to deliver the loans prior to the expiration of the rate lock. Delays in funding the loans may require a lock extension. The cost of a lock extension at times is borne by the borrower and at times by the Bank. These lock extension costs paid by the Bank are not expected to have a material impact on operations. This activity is managed daily.

19. PARENT COMPANY ONLY FINANCIAL DATA
The following sets forth the condensed financial information of West Coast Bancorp on a stand-alone basis:
WEST COAST BANCORP
UNCONSOLIDATED BALANCE SHEETS

As of December 31 (Dollars in thousands)	2012	2011
Assets:
Cash and cash equivalents	$8,884	$8,696
Investment in bank subsidiary	378,826	352,187
Investment in other subsidiaries	3,083	4,914
Other assets	2,608	1,901
Total assets	$393,401	$367,698

Liabilities and stockholders’ equity:
Junior subordinated debentures	$51,000	$51,000
Other liabilities	3,181	2,219
Total liabilities	54,181	53,219
Stockholders’ equity	339,220	314,479
Total liabilities and stockholders’ equity	$393,401	$367,698

WEST COAST BANCORP
UNCONSOLIDATED STATEMENTS OF INCOME

Year ended December 31 (Dollars in thousands)	2012	2011	2010
Income:
Cash dividends from Bank	$2,000	$—	$—
Other income	10	12	10
Total income	2,010	12	10
Expenses:
Interest expense	1,206	1,178	1,143
Other expense	854	887	961
Total expense	2,060	2,065	2,104
Loss before income taxes and equity in
undistributed earnings (loss) of the subsidiaries	(50)	(2,053)	(2,094)
Income tax benefit	799	801	816
Net loss before equity in undistributed
earnings (loss) of the subsidiaries	749	(1,252)	(1,278)
Equity in undistributed earnings of the subsidiaries	22,757	35,029	4,503
Net income	$23,506	$33,777	$3,225
There were no items of other comprehensive income for the parent company.

19. PARENT COMPANY ONLY FINANCIAL DATA
WEST COAST BANCORP
UNCONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31 (Dollars in thousands)	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,506	$33,777	$3,225
Adjustments to reconcile net income to net cash
provided by operating activities:
Undistributed (earnings) loss of subsidiaries	(22,757)	(35,029)	(4,503)
(Increase) decrease in other assets	(719)	(168)	(892)
Increase (decrease) in other liabilities	(64)	(2,197)	(1,294)
Excess tax benefit associated with stock plans	(124)	(66)	—
Stock based compensation expense	1,545	1,899	2,089
Net cash (used) provided by operating activities	1,387	(1,784)	(1,375)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital contribution to subsidiaries	—	—	(15,300)
Net cash used in investing activities	—	—	(15,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
Activity in deferred compensation plan	53	(27)	262
Proceeds from issuance of common stock	151	80	16,393
Fractional share payment	—	(18)	—
Redemption of stock pursuant to stock plans	(501)	(531)	(35)
Excess tax benefit associated with stock plans	124	66	—
Cash dividends paid	(1,026)	—	—
Net cash provided by (used in) financing activities	(1,199)	(430)	16,620

Net increase (decrease) in cash and cash equivalents	188	(2,214)	(55)
Cash and cash equivalents at beginning of year	8,696	10,910	10,965
Cash and cash equivalents at end of year	$8,884	$8,696	$10,910
During the year ended December 31, 2010, the Parent Company made non-cash capital contributions of $.53 million to the Bank in the form of an intercompany tax settlement. No such contributions were made during the year ended December 31, 2011, and 2012.

20. SEGMENT AND RELATED INFORMATION
Bancorp accounts for intercompany fees and services at a fair value according to regulatory requirements for the service provided. Intercompany items relate primarily to the use of accounting, human resources, data processing and marketing services provided by the Bank, West Coast Trust, and the holding company. All other accounting policies are the same as those described in the summary of significant accounting policies.
     Summarized financial information concerning Bancorp’s reportable segments and the reconciliation to Bancorp’s consolidated results is shown in the following table. The “Other” column includes West Coast Trust’s operations and holding company related items including activity relating to trust preferred securities. Investment in subsidiaries is netted out of the presentations below. The “Intercompany” column identifies the intercompany activities of revenues, expenses and other assets, between the “Banking” and “Other” segment.

	As of and for the year ended
(Dollars in thousands)	December 31, 2012
	Banking	Other	Intercompany	Consolidated
Interest income	$91,292	$32	$—	$91,324
Interest expense	3,090	1,206	—	4,296
Net interest income (loss)	88,202	(1,174)	—	87,028
Provision (benefit) for credit losses	(983)	—	—	(983)
Noninterest income	29,836	3,060	(1,069)	31,827
Noninterest expense	81,501	3,653	(1,069)	84,085
Income (loss) before income taxes	37,520	(1,767)	—	35,753
Provision (benefit) for income taxes	12,936	(689)	—	12,247
Net income (loss)	$24,584	$(1,078)	$—	$23,506

Depreciation, amortization and accretion	$8,731	$31	$—	$8,762
Assets	$2,482,246	$16,215	$(10,281)	$2,488,180
Loans, net	$1,465,481	$—	$—	$1,465,481
Deposits	$1,946,281	$—	$(10,281)	$1,936,000
Equity	$376,826	$(37,606)	$—	$339,220

	As of and for the year ended
(Dollars in thousands)	December 31, 2011
	Banking	Other	Intercompany	Consolidated
Interest income	$98,629	$46	$—	$98,675
Interest expense	16,743	1,178	—	17,921
Net interest income (loss)	81,886	(1,132)	—	80,754
Provision for credit losses	8,133	—	—	8,133
Noninterest income	29,796	3,105	(1,082)	31,819
Noninterest expense	88,298	3,659	(1,082)	90,875
Loss before income taxes	15,251	(1,686)	—	13,565
Benefit for income taxes	(19,555)	(657)	—	(20,212)
Net income (loss)	$34,806	$(1,029)	$—	$33,777

Depreciation, amortization and accretion	$8,964	$30	$—	$8,994
Assets	$2,424,832	$15,636	$(10,581)	$2,429,887
Loans, net	$1,466,089	$—	$—	$1,466,089
Deposits	$1,925,567	$—	$(9,998)	$1,915,569
Equity	$352,188	$(37,709)	$—	$314,479

20. SEGMENT AND RELATED INFORMATION

	As of and for the year ended
(Dollars in thousands)	December 31, 2010
	Banking	Other	Intercompany	Consolidated
Interest income	$105,510	$66	$—	$105,576
Interest expense	21,126	1,143	—	22,269
Net interest income (loss)	84,384	(1,077)	—	83,307
Provision for credit losses	18,652	—	—	18,652
Noninterest income	30,789	3,053	(1,145)	32,697
Noninterest expense	87,841	3,641	(1,145)	90,337
Income (loss) before income taxes	8,680	(1,665)	—	7,015
Provision (benefit) for income taxes	4,439	(649)	—	3,790
Net income (loss)	$4,241	$(1,016)	$—	$3,225

Depreciation, amortization and accretion	$8,742	$36	$—	$8,778
Assets	$2,456,223	$17,650	$(12,814)	$2,461,059
Loans, net	$1,496,053	$—	$—	$1,496,053
Deposits	$1,952,780	$—	$(12,258)	$1,940,522
Equity	$310,487	$(37,927)	$—	$272,560

21. RELATED PARTY TRANSACTIONS
As of December 31, 2012, the Bank had loan commitments to directors, senior officers, principal stockholders and their related interests totaling $.2 million, a decrease of $5.3 million from December 31, 2011. These commitments and the loan balances below were made substantially on the same terms in the course of ordinary banking business, including interest rates, maturities and collateral as those made to other customers of the Bank.
     The following table presents a summary of outstanding balances for loans made to directors, senior officers, and principal stockholders of the Company and their related interests:

(Dollars in thousands)	December 31,
	2012	2011
Balance, beginning of period	$5,552	$5,039
New loans and advances	173	587
Principal payments and payoffs	(5,512)	(74)
Balance, end of period	$213	$5,552

22. QUARTERLY FINANCIAL INFORMATION (unaudited)

2012
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,
Interest income	$22,424	$22,726	$22,841	$23,333
Interest expense	989	1,039	1,068	1,200
Net interest income	21,435	21,687	21,773	22,133
Provision (benefit) for credit losses	13	(593)	(492)	89
Noninterest income	7,274	8,172	8,494	7,887
Noninterest expense	20,277	21,307	21,476	21,025
Income before income taxes	8,419	9,145	9,283	8,906
Provision for income taxes	2,680	3,201	3,249	3,117
Net income	$5,739	$5,944	$6,034	$5,789

Earnings per share:
Basic[1]	$0.28	$0.29	$0.29	$0.28
Diluted	$0.26	$0.27	$0.28	$0.27

2011
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,
Interest income	$23,932	$24,721	$25,104	$24,918
Interest expense	5,992	5,380	3,143	3,406
Net interest income	17,940	19,341	21,961	21,512
Provision for credit losses	1,499	1,132	3,426	2,076
Noninterest income	6,419	8,414	8,070	8,916
Noninterest expense	22,744	22,620	22,958	22,553
Income before income taxes	116	4,003	3,647	5,799
Provision (benefit) for income taxes	(17,646)	(2,273)	(987)	694
Net income	$17,762	$6,276	$4,634	$5,105

Earnings per common share:
Basic	$0.87	$0.31	$0.23	$0.25
Diluted	$0.83	$0.29	$0.22	$0.25

1	Due to averaging of shares, quarterly earnings per share may not add up to the totals reported for the full year
23. PROPOSED MERGER WITH COLUMBIA BANKING SYSTEM, INC.
On September 25, 2012, Bancorp entered into an Agreement and Plan of Merger with Columbia Banking System, Inc., a Washington corporation (“Columbia”), pursuant to which Columbia will acquire Bancorp. Consummation of the transaction remains subject to customary closing conditions, including receipt of requisite shareholder and regulatory approvals
     In connection with the proposed merger, Bancorp has incurred merger-related expenses of approximately $1.7 million, principally legal and professional services, for the twelve months ended December 31, 2012.